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Exhibit (a)(1)(A)

Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of

AveXis, Inc.
at
$218.00 Net Per Share
by

Novartis AM Merger Corporation
an indirect wholly-owned subsidiary of

NOVARTIS AG

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF THE DAY OF MONDAY, MAY 14, 2018, UNLESS THE OFFER IS EXTENDED, OR EARLIER TERMINATED.

        Novartis AM Merger Corporation, a Delaware corporation ("Purchaser") and indirect wholly-owned subsidiary of Novartis AG, a company organized under the laws of Switzerland ("Parent"), is making an offer to purchase all outstanding shares (the "Shares") of common stock, par value $0.0001 per share (the "Common Stock"), of AveXis, Inc., a Delaware corporation ("AveXis" or the "Company"), at a price of $218.00 per Share, net to the seller in cash (such price, or any different price per Share as may be paid in the Offer, the "Offer Price"), without interest thereon and subject to any tax withholding, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"). Purchaser is making the Offer pursuant to an Agreement and Plan of Merger, dated as of April 6, 2018 (the "Merger Agreement"), by and among Parent, Purchaser and AveXis. Following the completion of the Offer, Purchaser will be merged with and into AveXis (the "Merger") without a vote of the stockholders of AveXis in accordance with Section 251(h) of the Delaware General Corporation Law (the "DGCL"), AveXis will survive as an indirect wholly-owned subsidiary of Parent, and each Share not previously purchased in the Offer (other than (i) Shares that at the effective time of the Merger (the "Effective Time") are owned by AveXis, Parent, Purchaser or any subsidiary of Parent or AveXis and (ii) Shares that are outstanding immediately prior to the Effective Time and that are held by an AveXis' stockholder who properly demands and perfects appraisal rights under Delaware law) will be converted into the right to receive the Offer Price in cash, without interest. The Offer, the Merger and the other transactions contemplated by the Merger Agreement are collectively referred to as the "Transactions." The date and time at which the Offer expires by its terms (as it may be extended in accordance with the Merger Agreement, as described below) is referred to herein as the "Expiration Date" and the date and time at which Purchaser accepts Shares for payment pursuant to the Offer is referred to herein as the "Acceptance Time."

        After careful consideration, the AveXis board of directors has unanimously (i) approved and declared advisable the Merger Agreement, the Offer, the Merger and the other Transactions, (ii) determined that the Offer, the Merger and the other Transactions are fair to and in the best interests of AveXis and its stockholders, (iii) acknowledged and agreed that the Merger shall be effected under Section 251(h) of the DGCL and that the Merger shall be effected as soon as practicable following the Acceptance Time and (iv) recommended that the AveXis stockholders accept the Offer and tender their Shares pursuant to the Offer.

        The Offer is not subject to any financing condition. The Offer is conditioned on, among other things, there being validly tendered pursuant to the Offer and "received" by the "depository" (as such terms are defined in Section 251(h) of the DGCL) and not properly withdrawn prior to 12:00 Midnight, New York City time, at the end of the day of Monday, May 14, 2018 (unless the Offer is extended),

Shares that would represent one more Share than 50% of the total number of Shares of Common Stock outstanding at the time of the consummation of the Offer within the meaning of Section 251(h) of the DGCL, including for the purposes of this calculation, the aggregate number of Shares of Common Stock issuable to holders of AveXis stock options, AveXis warrants, AveXis restricted stock units and AveXis performance stock units (the "Minimum Tender Condition"). The Offer is also subject to certain other conditions set forth in this Offer to Purchase, including, the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), without the imposition of a Burdensome Condition, and other customary conditions as described in Section 14—"Conditions of the Offer." A summary of the principal terms of the Offer appears on pages 1-8. You should read this entire document carefully before deciding whether to tender your Shares.

        Questions and requests for assistance may be directed to Innisfree M&A Incorporated, our Information Agent, at the address and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or any of the other Offer documents may be directed to the Information Agent. Additionally, copies of this Offer to Purchase, the related Letter of Transmittal, and any other materials related to the Offer may be obtained at the website maintained by the Securities and Exchange Commission (the "SEC") at www.sec.gov. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.

The Information Agent for the Offer is:

April 17, 2018

 IMPORTANT

        Stockholders desiring to tender their Shares in the Offer must:

  1.
  For Shares that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee:

  •
  contact the broker, dealer, commercial bank, trust company or other nominee and request that the broker, dealer, commercial bank, trust company or other nominee tender their Shares to Purchaser before the expiration of the Offer.

  2.
  For Shares that are registered in the stockholder's name and held in book-entry form:

  •
  complete and sign the Letter of Transmittal in accordance with the instructions in the Letter of Transmittal or prepare an Agent's Message (as defined in Section 3—"Procedure for Tendering Shares" of this Offer to Purchase);

  •
  if using the Letter of Transmittal, have the stockholder's signature on the Letter of Transmittal guaranteed if required by Instruction 1 of the Letter of Transmittal;

  •
  deliver an Agent's Message or the Letter of Transmittal and any other required documents to American Stock Transfer & Trust Company, LLC, the Depositary for the Offer, at one of its addresses on the back of this Offer to Purchase; and

  •
  transfer the Shares through book-entry transfer into the account of the Depositary.

  3.
  For Shares that are registered in the stockholder's name and held as physical certificates:

  •
  complete and sign the Letter of Transmittal in accordance with the instructions in the Letter of Transmittal;

  •
  have the stockholder's signature on the Letter of Transmittal guaranteed if required by Instruction 1 to the Letter of Transmittal; and

  •
  deliver the Letter of Transmittal, the certificates for such Shares and any other required documents to the Depositary, at one of its addresses on the back of this Offer to Purchase.

        The Letter of Transmittal, the certificates for the Shares and any other required documents must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase before the Expiration Date, unless the procedures for guaranteed delivery described in Section 3—"Procedure for Tendering Shares" of this Offer to Purchase are followed. The method of delivery of the Shares, the Letter of Transmittal and all other required documents, including delivery through The Depository Trust Company, is at the election and risk of the tendering stockholder.

        This Offer to Purchase and the related Letter of Transmittal contain important information and you should read them carefully and in their entirety before making a decision with respect to the Offer.

 TABLE OF CONTENTS

SUMMARY TERM SHEET		1
INTRODUCTION		9
THE OFFER		11
1.	Terms of the Offer	11
2.	Acceptance for Payment and Payment for Shares	14
3.	Procedure for Tendering Shares	15
4.	Withdrawal Rights	19
5.	Certain U.S. Federal Income Tax Consequences	19
6.	Price Range of the Shares; Dividends on the Shares	22
7.	Effect of the Offer on the Market for the Shares; NASDAQ Listing; Exchange Act Registration	23
8.	Certain Information Concerning AveXis	23
9.	Certain Information Concerning Parent and Purchaser	24
10.	Source and Amount of Funds	26
11.	Background of the Offer; Past Contacts, Negotiations and Transactions	26
12.	Purpose of the Offer; Plans for AveXis	30
13.	The Merger Agreement; Other Agreements	31
14.	Conditions of the Offer	51
15.	Certain Legal Matters	52
16.	Fees and Expenses	55
17.	Miscellaneous	56
SCHEDULE I—DIRECTORS AND EXECUTIVE OFFICERS OF PARENT AND PURCHASER		SC-1

 SUMMARY TERM SHEET

        Novartis AM Merger Corporation, a Delaware corporation ("Purchaser") and an indirect wholly-owned subsidiary of Novartis AG, a company organized under the laws of Switzerland ("Parent"), is making an offer to purchase all outstanding shares of common stock, par value $0.0001 per share (the "Shares"), of AveXis, Inc., a Delaware corporation ("AveXis"), at a price per Share of $218.00 (such price as it may be amended from time to time in accordance with the Merger Agreement, the "Offer Price"), net to the seller in cash, without any interest and subject to any tax withholding, as further described herein, upon the terms and subject to the conditions set forth in this Offer to Purchase and the accompanying Letter of Transmittal. The following are some questions you, as a stockholder of AveXis, may have and answers to those questions. This summary term sheet highlights selected information from this Offer to Purchase, and may not contain all of the information that is important to you and is qualified in its entirety by the more detailed descriptions and explanations contained in this Offer to Purchase and the accompanying Letter of Transmittal. To better understand our Offer to you and for a complete description of the legal terms of the Offer, you should read this Offer to Purchase and the accompanying Letter of Transmittal carefully and in their entirety. Questions or requests for assistance may be directed to the Information Agent at its address and telephone numbers set forth on the back cover of this Offer to Purchase. Unless otherwise indicated in this Offer to Purchase or the context otherwise requires, all references in this Offer to Purchase to "we," "our," or "us" refer to Purchaser or Parent, as the context requires.

Securities Sought:	All outstanding shares of AveXis common stock (the "Shares")
Price Offered Per Share:	$218.00 net to you in cash, without interest and subject to any tax withholding (subject to increase in certain circumstances as described herein)
Scheduled Expiration of Offer:	12:00 Midnight, New York City time, at the end of the day of Monday, May 14, 2018, unless extended
Purchaser:	Novartis AM Merger Corporation, an indirect wholly-owned subsidiary of Parent
AveXis Board Recommendation:
After careful consideration, the AveXis board of directors has unanimously (i) approved and declared advisable the Merger Agreement, the Offer, the Merger and the other Transactions, (ii) determined that the Offer, the Merger and the other Transactions are fair to and in the best interests of AveXis and its stockholders, (iii) acknowledged and agreed that the Merger shall be effected under Section 251(h) of the DGCL and that the Merger shall be effected as soon as practicable following the Acceptance Time and (iv) recommended that the AveXis stockholders accept the Offer and tender their Shares pursuant to the Offer.

Who is offering to buy my shares?

        Purchaser is Novartis AM Merger Corporation, a Delaware corporation and an indirect wholly-owned subsidiary of Parent, formed for the purpose of making this Offer and acquiring all outstanding Shares, and Parent is a stock corporation organized under the laws of Switzerland. See the

"Introduction" to this Offer to Purchase and Section 9—"Certain Information Concerning Parent and Purchaser."

Is there an agreement governing the Offer?

        Yes. AveXis, Parent and Purchaser have entered into the Merger Agreement. Pursuant to the Merger Agreement, the parties have agreed on the terms and conditions of the Offer and, following consummation of the Offer, on the Merger of Purchaser with and into AveXis. See Section 13—"The Merger Agreement; Other Agreements."

How many Shares are you offering to purchase in the Offer?

        We are seeking to purchase all outstanding Shares. See the "Introduction" to this Offer to Purchase and Section 1—"Terms of the Offer."

How much are you offering to pay and in what form of payment?

        We are offering to pay $218.00, net to you in cash, without interest and subject to any tax withholding, for each Share validly tendered and accepted for payment in the Offer (such price, or any different price per Share as may be paid in the Offer, the "Offer Price"). Subject to the terms and on the conditions set forth in the Merger Agreement, as further described below in Section 13—"The Merger Agreement; Other Agreements," if the Acceptance Time (as defined below) has not occurred on or before July 6, 2018 (the "Initial Outside Date" and such date as it may be extended in accordance with the Merger Agreement, the "Outside Date"), and Parent elects in its sole discretion to extend the Outside Date to October 6, 2018, we will become obligated under the Merger Agreement to increase the offer price by an additional $7.00 per Share, net to you in cash, without interest and subject to any tax withholding, for each Share validly tendered and accepted for payment in the Offer.

Will I have to pay any fees or commissions?

        If you are the record owner of your Shares and you tender your Shares in the Offer, you will not have to pay brokerage fees or similar expenses. If you own your Shares through a broker or other nominee, and your broker or other nominee tenders your Shares on your behalf, your broker, dealer, commercial bank, trust company or nominee may charge you a fee for doing so. You should consult your broker or other nominee to determine whether any charges will apply. See the "Introduction" to this Offer to Purchase.

What does the board of directors of AveXis think of the Offer?

        After careful consideration, the AveXis board of directors has unanimously (i) approved and declared advisable the Merger Agreement, the Offer, the Merger and the other Transactions, (ii) determined that the Offer, the Merger and the other Transactions are fair to and in the best interests of AveXis and its stockholders, (iii) acknowledged and agreed that the Merger shall be effected under Section 251(h) of the DGCL and that the Merger shall be effected as soon as practicable following the Acceptance Time and (iv) recommended that the AveXis stockholders accept the Offer and tender their Shares pursuant to the Offer. See the "Introduction" to this Offer to Purchase and Section 11—"Background of the Offer; Past Contacts, Negotiations and Transactions."

What is the market value of my Shares as of a recent date?

        On April 6, 2018, the last full trading day before we announced the execution of the Merger Agreement, the closing price of AveXis' common stock reported on the NASDAQ Global Select Market was $115.91 per Share. On April 16, 2018, the last full trading day before commencement of the Offer, the closing price of AveXis' common stock reported on the NASDAQ Global Select Market was $210.76 per Share. We recommend that you obtain a recent quotation for AveXis' common stock in deciding whether to tender your Shares. See Section 6—"Price Range of the Shares; Dividends on the Shares."

How long do I have to decide whether to tender in the Offer?

        Unless we extend the Expiration Date, you will have until 12:00 Midnight, New York City time, at the end of the day of Monday, May 14, 2018 to tender your Shares in the Offer. If you cannot deliver everything that is required to tender your Shares by that time, you may be able to use the guaranteed delivery procedure that is described in this Offer to Purchase. See Section 1—"Terms of the Offer" and Section 3—"Procedure for Tendering Shares."

Can the Offer be extended and under what circumstances?

        Yes, the Offer can be extended under certain circumstances. Our ability to extend the Offer is subject to the terms of the Merger Agreement and applicable law. We have agreed in the Merger Agreement that from time to time Purchaser shall, and Parent shall cause Purchaser to, extend the Offer:

  •
  for one or more consecutive increments of not more than five business days each (or for such longer period as may be agreed by AveXis), if on the scheduled Expiration Date any of the Offer Conditions (other than the Minimum Tender Condition) shall not have been satisfied or waived, until such time as such conditions shall have been satisfied or waived; and

  •
  for the minimum period required by any rule, regulation or interpretation or position of the SEC or the staff thereof applicable to the Offer;

provided that, in each case, Purchaser shall not be required to extend the Offer beyond the Outside Date. As used in this Offer to Purchase, the term "Offer Conditions" means the conditions precedent to Purchaser's obligation to accept for payment or to pay for any Shares of Common Stock.

        In addition, if on the scheduled Expiration Date all of the Offer Conditions (other than the Minimum Tender Condition) have been satisfied or waived and the Minimum Tender Condition has not been satisfied, Purchaser is permitted to (and, if requested by AveXis, Purchaser shall, and Parent shall cause Purchaser to) extend the Offer for one or more consecutive increments of not more than five business days each (or for such longer period as may be agreed by AveXis); provided that Purchaser shall not be required to extend the Offer beyond the Outside Date.

        Furthermore, if, as of the close of business on June 27, 2018, all of the Offer Conditions, other than (i) the Minimum Tender Condition and (ii) the Offer Conditions relating to the expiration or termination of the waiting period (or any extensions thereof) under the HSR Act without the imposition a Burdensome Condition (as defined below) or the existence of a legal restraint preventing or prohibiting the consummation of the Offer or the Merger or imposing a Burdensome Condition (solely, in the case of any such legal restraint, relating to a legal restraint in respect of the HSR Act or any competition, merger control, antitrust or similar law of any jurisdiction), shall have been satisfied or waived, then Parent may, in its sole discretion, by providing written notice to AveXis on or prior to the Initial Outside Date, extend the Outside Date to October 6, 2018. If the Outside Date is so extended, subject to the terms and on the conditions set forth in the Merger Agreement, we will become obligated under the Merger Agreement to increase the offer price by an additional $7.00 per Share, net to you in cash, without interest and subject to any tax withholding, for each Share validly tendered and accepted for payment in the Offer.

        See Section 1—"Terms of the Offer" for additional information about our obligations and ability to extend the Offer.

How will I be notified if the Offer is extended?

        If we extend the Offer, we will inform American Stock Transfer & Trust Company, LLC, the Depositary for the Offer (referred to as "AST" or the "Depositary"), and notify AveXis stockholders by making a public announcement of the extension, before 9:00 a.m., New York City time, on the business day after the day on which the Offer was scheduled to expire. See Section 1—"Terms of the Offer."

Will you provide a subsequent offering period?

        We do not expect to provide for a subsequent offering period for the Offer, and the Merger Agreement does not permit us to do so without the prior written consent of AveXis.

What is the "Minimum Tender Condition" to the Offer?

        We are not obligated to purchase any Shares in the Offer unless there has been validly tendered in the Offer and "received" by the "depository" (as such terms are defined in Section 251(h) of the DGCL) and not properly withdrawn before the expiration of the Offer a number of Shares that would represent one more Share than 50% of the total number of Shares of Common Stock outstanding at the time of the consummation of the Offer within the meaning of Section 251(h) of the DGCL, including for the purposes of this calculation, the aggregate number of Shares of Common Stock issuable to holders of AveXis stock options, AveXis warrants, AveXis restricted stock units and AveXis performance stock units.

        We refer to this condition as the "Minimum Tender Condition."

        If the number of Shares tendered in the Offer is insufficient to cause the Minimum Tender Condition to be satisfied upon the Expiration Date, then (i) neither the Offer nor the Merger will be consummated and (ii) AveXis' stockholders will not receive the Offer Price or Merger Consideration pursuant to the Offer or the Merger, as applicable.

What are the most significant conditions to the Offer other than the Minimum Tender Condition?

        In addition to the Minimum Tender Condition, we are not obligated to purchase any Shares that are validly tendered in the Offer if any of the following conditions exist:

  •
  there shall be any judgment issued by any governmental entity of competent jurisdiction or law or other legal restraint or prohibition in effect preventing or prohibiting the consummation of the Offer or the Merger or imposing a Burdensome Condition;

  •
  any waiting period (or any extension thereof) applicable to the purchase of Shares of Common Stock pursuant to the Offer and the consummation of the Merger under the HSR Act shall not have expired or been terminated or shall have expired or been terminated with the imposition of a Burdensome Condition;

  •
  (A) any representation and warranty of AveXis set forth in Article III of the Merger Agreement (other than with respect to organization, standing and power; capital structure; authority, execution and delivery, enforceability; any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect (as defined below); and brokers and other advisors) shall not be true and correct at such time, except to the extent such representation and warranty expressly relates to a specified date (in which case on and as of such specified date), other than for such failures to be true and correct that would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect (for purposes of determining the satisfaction of this condition, without regard to any qualifications or exceptions contained therein as to "materiality" or Company Material Adverse Effect), (B) any representation and warranty of AveXis with respect to capital structure (other than with respect to evidence of stock options, restricted stock units and performance stock units) shall not be true and correct other than in de minimis respects at such time, except to the extent such representation and warranty expressly relates to a specified date (in which case on and as of such specified date), (C) any representation and warranty of AveXis with respect to organization, standing and power; evidence of stock options, restricted stock units and performance stock units; authority, execution and delivery, enforceability; or brokers and other advisors, shall not be true and correct in all material respects at such time, except to the extent such representation and warranty expressly relates to a specified date (in which case on and as of such specified date), and (D) any representation and warranty of AveXis with respect to any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect shall not be true and correct in all respects at such time;

  •
  AveXis shall have failed to comply with or perform in all material respects all obligations to be performed by it as of such time under the Merger Agreement;

  •
  AveXis shall have failed to deliver to Parent a certificate signed by an executive officer of AveXis, dated as of the Expiration Date, certifying that the Offer Conditions specified in the preceding two bullets do not exist; or

  •
  the Merger Agreement shall have been terminated in accordance with its terms (which condition we refer to as the "Termination Condition").

        See Section 14—"Conditions of the Offer."

Do you have the financial resources to pay for the Shares tendered in the Offer?

        Yes. Parent will provide Purchaser with sufficient funds to pay for all Shares tendered and accepted for payment in the Offer and to provide funding for the Merger, which is expected to follow the completion of the Offer. The Offer is not subject to any financing condition. See Section 10—"Source and Amount of Funds."

Is your financial condition relevant to my decision to tender in the Offer?

        No. We do not believe that our financial condition is relevant to your decision to tender Shares in the Offer because the Offer is being made for all outstanding Shares, the form of payment consists solely of cash and the Offer is not subject to any financing condition. Parent will provide Purchaser with sufficient funds to pay for all Shares tendered and accepted for payment in the Offer and to provide funding for the Merger, which is expected to follow the completion of the Offer. See Section 10—"Source and Amount of Funds."

How do I tender my Shares?

        To tender certificated Shares, you must deliver the certificates representing your Shares, together with a properly completed and duly executed Letter of Transmittal (or manually executed facsimile thereof), to AST, the Depositary for the Offer, before the Offer expires. If your Shares are held in street name, your Shares can be tendered by your nominee through the Depositary. To tender Shares held in book-entry form, either a Letter of Transmittal, properly completed and duly executed (or manually executed facsimile thereof), with any required signature guarantees, or an Agent's Message (as defined below), and any other required documents, must be received by AST, the Depositary for the Offer, before the Offer expires pursuant to the book-entry procedures described in Section 3—"Procedure for Tendering Shares—Book-Entry Transfer." If you cannot deliver a required item to the Depositary prior to the expiration of the Offer, you may be able to obtain additional time to do so by having a broker, bank or other fiduciary that is a member of the Security Transfer Agent Medallion Signature Program guarantee that the missing items will be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase within two trading days. However, the Depositary must receive the missing items within that two-trading-day period or your Shares will not be validly tendered. See Section 3—"Procedure for Tendering Shares."

May I withdraw previously tendered Shares?

        Yes. To withdraw previously tendered Shares, you must deliver a written notice of withdrawal (or a manually signed facsimile thereof) with the required information to the Depositary while you still have the right to withdraw Shares. If you tendered Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Shares. Upon the date and time at which Purchaser accepts Shares for payment pursuant to the Offer (the "Acceptance Time"), you will no longer be able to withdraw them. See Section 4—"Withdrawal Rights."

Until what time may I withdraw Shares that I have tendered?

        You may withdraw your previously tendered Shares at any time prior to the Expiration Date. In addition, if we have not agreed to accept your Shares for payment by June 15, 2018, you may withdraw them at any time thereafter until we accept them for payment. See Section 1—"Terms of the Offer" and Section 4—"Withdrawal Rights."

Can holders of AveXis' equity-based awards participate in the tender offer?

        No. The Offer is being made only for Shares and not for any AveXis equity-based awards. Effective as of the Effective Time, by virtue of the Merger and without any action on the part of any holder of AveXis options, restricted stock units or performance stock units:

  (i)
  each AveXis stock option, whether vested or unvested, outstanding and unexercised immediately prior to the Effective Time shall be canceled at the Effective Time in exchange for a lump sum cash payment equal to (A) the excess, if any, of (1) the Offer Price (or in the case of AveXis stock options granted under AveXis' Amended and Restated 2014 Stock Plan, if greater, the volume-weighted average trading price of AveXis common stock on the date of the Acceptance Time (or if such date is not a trading day, the last trading day) minus (2) the exercise price per Share subject to such AveXis stock option, multiplied by (B) the number of Shares subject to such AveXis stock option immediately prior to the Effective Time; and

  (ii)
  each AveXis restricted stock unit and each AveXis performance stock unit outstanding immediately prior to the Effective Time shall be canceled at the Effective Time in exchange for a lump sum cash payment equal to (1) the Offer Price multiplied by (2) the number of Shares subject to such AveXis restricted stock unit or such AveXis performance stock unit (as applicable) immediately prior to the Effective Time (in the case of any AveXis performance stock unit, treating all applicable performance measures as satisfied at the maximum level).

        See Section 13—"The Merger Agreement; Other Agreements."

Have any AveXis stockholders agreed to tender their shares into the Offer?

        No AveXis stockholders have entered into agreements requiring them to tender their Shares into the Offer. However, Parent and Purchaser have been advised by AveXis that all of its directors and executive officers who beneficially own Shares currently intend to tender or cause to be tendered all such Shares into the Offer (other than Shares as to which such holder does not have discretionary authority, Shares which may be retained in order to facilitate estate and tax planning dispositions and any Shares deliverable upon exercise or conversion of AveXis stock options, AveXis restricted stock units and the AveXis warrants held by PBM Capital Investments, LLC).

When and how will I be paid for my tendered Shares?

        Subject to the terms and conditions of the Offer and the satisfaction or waiver of the Conditions of the Offer set forth in Section 14—"Conditions of the Offer," Purchaser will pay for all Shares validly tendered that have not been validly withdrawn promptly following the Expiration Date. However, subject to applicable law and the terms of the Merger Agreement, Parent and Purchaser do reserve the right to, and in some circumstances are obligated to, delay the acceptance for payment for Shares until all such Offer Conditions have been satisfied. See Section 1—"Terms of the Offer" and Section 2—"Acceptance for Payment and Payment for Shares."

        Purchaser will pay for your Shares by depositing the Offer Price with the Depositary, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment to record holders for tendered Shares will be made only after timely receipt by the Depositary of certificates for such Shares, a properly completed and duly executed Letter of Transmittal (or manually executed facsimile thereof) and any other required documents in the case of a record holder of a stock certificate representing Shares or timely compliance with the procedures for book-entry transfer in the case of a record holder of Shares in book-entry form. See Section 2—"Acceptance for Payment and Payment for Shares."

If Shares are purchased in the Offer, will AveXis continue as a public company?

        No. Following the purchase of Shares in the Offer, we expect to consummate the Merger. After completion of the Merger, Parent will own all outstanding capital stock of AveXis, and AveXis' common stock will no longer be publicly traded. See Section 7—"Effect of the Offer on the Market for the Shares; NASDAQ Listing; Exchange Act Registration."

Will the Offer be followed by a merger if all Shares are not tendered in the Offer?

        If the Offer is completed and we accordingly acquire a number of Shares that satisfies the Minimum Tender Condition and the other conditions to the Merger are satisfied or waived, then, in accordance with the terms of the Merger Agreement, we will complete the Merger without a vote of the stockholders of AveXis pursuant to Section 251(h) of the DGCL. Pursuant to the Merger Agreement, if the Minimum Tender Condition is not satisfied, we are not required (nor are we permitted) to accept the Shares for purchase in the Offer, nor will we consummate the Merger.

        Under the applicable provisions of the Merger Agreement, the Offer and the DGCL, stockholders of AveXis will not be required to vote on the Merger Agreement, and if the Merger is consummated all AveXis stockholders who did not tender their Shares in the Offer will, if they do not otherwise properly demand appraisal rights under the DGCL, have the right to receive an amount in cash, payable to the holder thereof, without any interest thereon (and subject to any tax withholding), equal to the Offer Price upon consummation of the Merger.

        There are no appraisal rights available in connection with the Offer, but stockholders who have not tendered their Shares in the Offer will have appraisal rights with respect to the Merger under the applicable provisions of DGCL, if those rights are perfected. See the "Introduction" to this Offer to Purchase.

What are the U.S. federal income tax consequences of the Offer?

        The receipt of cash in exchange for Shares pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. See the "Introduction" to this Offer to Purchase and

Section 5—"Certain U.S. Federal Income Tax Consequences" for a description of certain U.S. federal income tax consequences of the sale of Shares pursuant to the Offer and the Merger. Stockholders are urged to consult with their own tax advisors to determine the particular tax consequences to them (including the application and effect of any state, local or foreign income and other tax laws) of the Offer and the Merger.

If I decide not to tender, how will the Offer affect my Shares?

        If you do not tender your Shares in the Offer and the Merger takes place, your Shares will be canceled. Unless you exercise appraisal rights under the DGCL, you will receive the same amount of cash per Share that you would have received had you tendered your Shares in the Offer, without any interest paid on that amount. Accordingly, if the Merger takes place, the differences to you between tendering your Shares and not tendering your Shares in the Offer are that if you tender your Shares in the Offer, you will be paid earlier and you will not have appraisal rights under the DGCL.

Who can I talk to if I have questions about the Offer?

        You may call Innisfree M&A Incorporated, the Information Agent for the Offer, at (212) 750-5833 if you are a bank or broker or (888) 750-5834 if you are a stockholder. See the back cover of this Offer to Purchase for additional information on how to contact our Information Agent. The Information Agent is not making any recommendation with respect to the Offer.

        THIS OFFER HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SEC OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF, OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN, THIS OFFER TO PURCHASE. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

To the Holders of AveXis Common Stock:

INTRODUCTION

        Novartis AM Merger Corporation, a Delaware corporation ("Purchaser") and an indirect wholly-owned subsidiary of Novartis AG, a stock corporation organized under the laws of Switzerland ("Parent"), is making an Offer to Purchase all outstanding shares (the "Shares") of common stock, par value $0.0001 per share (the "Common Stock"), of AveXis, Inc., a Delaware corporation ("AveXis"), at a price of $218.00 per Share, net to the seller in cash, without interest and subject to any tax withholding (such price, or any different price per Share as may be paid in the Offer, is referred to as the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"). The Offer, the Merger and the other transactions contemplated by the Merger Agreement are collectively referred to as the "Transactions."

        Purchaser is making this Offer pursuant to an Agreement and Plan of Merger, dated as of April 6, 2018 (the "Merger Agreement"), by and among Parent, Purchaser and AveXis. Under the Merger Agreement, after the completion of the Offer and the satisfaction or waiver of all of the conditions to the Merger (as defined below), Purchaser will be merged with and into AveXis without a vote of the stockholders of AveXis in accordance with Section 251(h) of the Delaware General Corporation Law (the "DGCL"), with AveXis surviving the Merger as an indirect wholly-owned subsidiary of Parent (the "Merger"). At the effective time of the Merger (the "Effective Time"), each Share then outstanding (other than Shares owned by Parent, Purchaser, AveXis or any subsidiary of Parent or AveXis or by AveXis stockholders who properly perfect their appraisal rights under the DGCL) will be converted into the right to receive the Offer Price in cash, without interest and subject to any tax withholding.

        After careful consideration, the AveXis board of directors has unanimously (i) approved and declared advisable the Merger Agreement, the Offer, the Merger and the other Transactions, (ii) determined that the Offer, the Merger and the other Transactions are fair to and in the best interests of AveXis and its stockholders, (iii) acknowledged and agreed that the Merger shall be effected under Section 251(h) of the DGCL and that the Merger shall be effected as soon as practicable following the Acceptance Time and (iv) recommended that the AveXis stockholders accept the Offer and tender their Shares pursuant to the Offer.

        For factors considered by AveXis' board of directors in making the above referenced determination, please see AveXis' Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") filed with the SEC in connection with the Offer, a copy of which (without certain exhibits) is being furnished to stockholders concurrently herewith.

        The Offer is not subject to any financing condition. The Offer is conditioned on, among other things, there being validly tendered pursuant to the Offer and "received" by the "depository" (as such terms are defined in Section 251(h) of the DGCL) and not properly withdrawn prior to 12:00 Midnight, New York City time, at the end of the day of Monday, May 14, 2018 (unless the Offer is extended), Shares that would represent one more Share than 50% of the total number of Shares of Common Stock outstanding at the time of the consummation of the Offer within the meaning of Section 251(h) of the DGCL, including for the purposes of this calculation, the aggregate number of Shares of Common Stock issuable to holders of AveXis stock options, AveXis warrants, AveXis restricted stock units and AveXis performance stock units (the "Minimum Tender Condition"). The Offer is also subject to certain other conditions set forth in this Offer to Purchase, including, the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") without the imposition of a Burdensome Condition, and other customary conditions as described in Section 14—"Conditions of the Offer." A summary of the principal terms of the Offer appears on pages 1-8. You should read this entire document carefully before deciding whether to tender your Shares.

        AveXis has informed Purchaser that, as of the close of business on April 5, 2018, 36,816,253 Shares were outstanding.

        Completion of the Merger is subject to certain conditions, including consummation of the Offer. As soon as practicable following the satisfaction or waiver of these conditions, Purchaser will complete the Merger without a vote of the stockholders of AveXis in accordance with Section 251(h) of the DGCL.

        Stockholders who have not tendered their Shares in the Offer will have certain appraisal rights with respect to the Merger under the applicable provisions of the DGCL, if those rights are perfected. See Section 12—"Purpose of the Offer; Plans for AveXis." The Merger Agreement is described in Section 13—"The Merger Agreement; Other Agreements."

        Certain U.S. federal income tax consequences of the sale of Shares pursuant to the Offer and the Merger are described in Section 5—"Certain U.S. Federal Income Tax Consequences." We recommend that stockholders consult their tax advisors regarding the tax consequences of the sale of Shares.

        The Offer is only for Shares and not for any AveXis equity-based awards. See Section 13—"The Merger Agreement; Other Agreements" for more information about the treatment of equity-based awards.

        Tendering stockholders whose Shares are registered in their own names and who tender directly to the Depositary (as defined below) will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the tender of Shares in the Offer. Purchaser will pay all fees and expenses incurred in connection with the Offer by American Stock Transfer & Trust Company, LLC, which is acting as the Depositary and paying agent for the Offer ("AST" or the "Depositary") and Innisfree M&A Incorporated, which is acting as the information agent for the Offer (the "Information Agent"). See Section 16—"Fees and Expenses."

        THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION. YOU SHOULD READ THESE OFFER DOCUMENTS IN THEIR ENTIRETY BEFORE MAKING ANY DECISION WITH RESPECT TO THE OFFER.

 THE OFFER

1.  Terms of the Offer

        Upon the terms and subject to the conditions of the Offer, Purchaser will accept for payment and pay $218.00 per Share, net to the seller in cash, without interest and subject to any tax withholding (such price, or any different price per Share as may be paid in the Offer, the "Offer Price"), for all Shares validly tendered before the Expiration Date and not properly withdrawn in accordance with Section 4—"Withdrawal Rights." The term "Expiration Date" means 12:00 Midnight, New York City time, at the end of the day of Monday, May 14, 2018, unless and until, in accordance with the terms of the Merger Agreement and applicable law, Purchaser extends the period of time for which the Offer is open, in which case the term "Expiration Date" means the latest time and date at which the Offer, as extended by Purchaser, expires.

        Subject to the terms of the Merger Agreement and applicable law, Purchaser may extend the Offer by giving written notice of the extension to the Depositary and publicly announcing such extension by issuing a press release no later than 9:00 a.m., New York City time, on the next business day after the Expiration Date. We have agreed in the Merger Agreement that from time to time Purchaser shall, and Parent shall cause Purchaser to, extend the Offer:

  •
  for one or more consecutive increments of not more than five business days each (or for such longer period as may be agreed by AveXis), if on the scheduled Expiration Date any of the Offer Conditions (other than the Minimum Tender Condition) shall not have been satisfied or waived, until such time as such conditions shall have been satisfied or waived; and

  •
  for the minimum period required by any rule, regulation or interpretation or position of the SEC or the staff thereof applicable to the Offer;

provided that, in each case, Purchaser shall not be required to extend the Offer beyond the Outside Date.

        In addition, if on the scheduled Expiration Date all of the Offer Conditions (other than the Minimum Tender Condition) have been satisfied or waived and the Minimum Tender Condition has not been satisfied, Purchaser is permitted to (and, if requested by AveXis, Purchaser shall, and Parent shall cause Purchaser to) extend the Offer for one or more consecutive increments of not more than five business days each (or for such longer period as may be agreed by AveXis); provided that Purchaser shall not be required to extend the Offer beyond the Outside Date.

        Furthermore, if, as of the close of business on June 27, 2018, all of the Offer Conditions, other than (i) the Minimum Tender Condition and (ii) the Offer Conditions relating to the expiration or termination of the waiting period (or any extensions thereof) under the HSR Act without the imposition a Burdensome Condition or the existence of a legal restraint preventing or prohibiting the consummation of the Offer or the Merger or imposing a Burdensome Condition (solely, in the case of any such legal restraint, relating to a legal restraint in respect of the HSR Act or any competition, merger control, antitrust or similar law of any jurisdiction), shall have been satisfied or waived, then Parent may, in its sole discretion, by providing written notice to AveXis on or prior to the Initial Outside Date, extend the Outside Date to October 6, 2018. If the Outside Date is so extended, subject to the terms and on the conditions set forth in the Merger Agreement, we will become obligated under the Merger Agreement to increase the offer price by an additional $7.00 per Share, net to you in cash, without interest and subject to any tax withholding, for each Share validly tendered and accepted for payment in the Offer.

        Under no circumstances will interest be paid on the Offer Price for tendered Shares, regardless of any extension of or amendment to the Offer or any delay in paying for the Shares.

        The Offer is not subject to any financing condition. The Offer is conditioned on, among other things, there being validly tendered pursuant to the Offer and not properly withdrawn prior to the Expiration Date of the Offer, Shares that would represent one more Share than 50% of the total number of Shares of Common Stock outstanding at the time of the consummation of the Offer within the meaning of Section 251(h) of the DGCL, including for the purposes of this calculation, the aggregate number of Shares of Common Stock issuable to holders of AveXis stock options, AveXis warrants, AveXis restricted stock units and AveXis performance stock units. We refer to this condition as the "Minimum Tender Condition."

        In addition to the Minimum Tender Condition, we are not obligated to purchase any Shares that are validly tendered in the Offer if any of the following conditions exist:

  •
  there shall be any judgment issued by any governmental entity of competent jurisdiction or law or other legal restraint or prohibition in effect preventing or prohibiting the consummation of the Offer or the Merger or imposing a Burdensome Condition;

  •
  any waiting period (or any extension thereof) applicable to the purchase of Shares of Common Stock pursuant to the Offer and the consummation of the Merger under the HSR Act shall not have expired or been terminated or shall have expired or been terminated with the imposition of a Burdensome Condition;

  •
  (A) any representation and warranty of AveXis set forth in Article III of the Merger Agreement (other than with respect to organization, standing and power; capital structure; authority, execution and delivery, enforceability; any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect; and brokers and other advisors) shall not be true and correct at such time, except to the extent such representation and warranty expressly relates to a specified date (in which case on and as of such specified date), other than for such failures to be true and correct that would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect (for purposes of determining the satisfaction of this condition, without regard to any qualifications or exceptions contained therein as to "materiality" or Company Material Adverse Effect), (B) any representation and warranty of AveXis with respect to capital structure (other than with respect to evidence of stock options, restricted stock units and performance stock units) shall not be true and correct other than in de minimis respects at such time, except to the extent such representation and warranty expressly relates to a specified date (in which case on and as of such specified date), (C) any representation and warranty of AveXis with respect to organization, standing and power; evidence of stock options, restricted stock units and performance stock units; authority, execution and delivery, enforceability; or brokers and other advisors, shall not be true and correct in all material respects at such time, except to the extent such representation and warranty expressly relates to a specified date (in which case on and as of such specified date), and (D) any representation and warranty of AveXis with respect to any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect shall not be true and correct in all respects at such time;

  •
  AveXis shall have failed to comply with or perform in all material respects all obligations to be performed by it as of such time under the Merger Agreement;

  •
  AveXis shall have failed to deliver to Parent a certificate signed by an executive officer of AveXis, dated as of the Expiration Date, certifying that the Offer Conditions specified in the preceding two bullets do not exist; or

  •
  the Merger Agreement shall have been terminated in accordance with its terms.

        See Section 14—"Conditions of the Offer."

        Subject to the terms of the Merger Agreement, Purchaser may, at any time and from time to time prior to the Expiration Date, increase the Offer Price, waive any Offer Conditions or make any other changes to the terms and conditions of the Offer not inconsistent with the terms of the Merger Agreement, except that, without the consent of AveXis, Purchaser may not:

  •
  reduce the number of Shares of Common Stock subject to the Offer;

  •
  reduce the Offer Price;

  •
  change the form of consideration payable in the Offer;

  •
  waive, amend or modify the Minimum Tender Condition or the Termination Condition;

  •
  impose conditions or requirements to the Offer other than the Offer Conditions or amend, modify or supplement any Offer Condition in any manner adverse to the holders of Common Stock;

  •
  except as otherwise provided in the Merger Agreement, terminate, or extend or otherwise amend or modify the expiration date of, the Offer;

  •
  otherwise amend, modify or supplement any of the terms of the Offer in any manner adverse to the holders of AveXis common stock; or

  •
  provide any "subsequent offering period" in accordance with Rule 14d-11 of the Exchange Act.

        Subject to Purchaser's obligation to extend the Offer as described above and the limitations on changes to the terms of the Offer described above, if by the Expiration Date, any or all of the conditions to the Offer have not been satisfied or waived, Purchaser may, subject to the terms of the Merger Agreement and the applicable rules and regulations of the SEC:

  (i)
  terminate the Offer, not accept for payment or pay for any Shares and return all tendered Shares to tendering stockholders;

  (ii)
  waive any of the unsatisfied conditions of the Offer, other than the Minimum Tender Condition, and, subject to complying with the rules and regulations of the SEC applicable to the Offer, accept for payment and pay for all Shares validly tendered and not properly withdrawn prior to the Expiration Date;

  (iii)
  extend the Offer and, subject to the right of stockholders to withdraw Shares until the Expiration Date, retain the Shares that have been tendered during the period or periods for which the Offer is open or extended; or

  (iv)
  amend or make modifications to the Offer.

        If Purchaser is delayed in its payment for Shares or is unable to pay for Shares in the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer and subject to applicable law and the rules and regulations of the SEC, the Depositary may retain tendered Shares on behalf of Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in Section 4—"Withdrawal Rights." The ability of Purchaser to delay the acceptance for payment of, or payment for, Shares that Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited promptly after the termination or withdrawal of the Offer.

        Any extension, amendment or termination of the Offer will be followed promptly by public announcement consistent with the requirements of the SEC, the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date, subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that material changes be promptly disseminated to holders of the Shares). Without limiting the obligation of Purchaser under such rules or the manner in which Purchaser may choose to make any public announcement, Purchaser currently intends to make announcements by issuing a press release via a national news service.

        If Purchaser makes a material change to the Offer or the information concerning the Offer or waives a material condition of the Offer, Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought (discussed below), will depend upon the facts and circumstances, including the materiality of the changed terms or information. We understand the SEC's view to be that an Offer should remain open for a minimum of five business days from the date a material change is first published, sent or given to security holders and, if material changes are made with respect to information not materially less significant than the Offer Price and the number of shares being sought, a minimum of ten business days may be required to allow adequate dissemination and investor response. A change in price or a change in the percentage of securities sought generally requires an Offer to remain open for a minimum of ten business days from the date the change is first published, sent or given to security holders. The requirement to extend an Offer does not apply to the extent that the number of business days remaining between the occurrence of the change and the then scheduled expiration date equals or exceeds the minimum extension period that would be required because of such amendment. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1(g)(3) under the Exchange Act.

        AveXis has agreed to provide Purchaser with AveXis' stockholder lists and security position listings for the purpose of disseminating this Offer to Purchase (and related documents) to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed by or on behalf of Purchaser to record holders of Shares and will be furnished by or on behalf of Purchaser to brokers, dealers, commercial banks, trust companies, and similar persons whose names, or the names of whose nominees, appear on the stockholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2.  Acceptance for Payment and Payment for Shares

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment) and provided that the Offer has not been terminated as described in Section 1—"Terms of the Offer," Purchaser will accept for payment and promptly pay for all Shares validly tendered prior to the Expiration Date and not properly withdrawn in accordance with Section 4—"Withdrawal Rights." For a description of our rights and obligations to extend or terminate the Offer and not accept for payment or pay for Shares, or to delay acceptance for payment of, or payment for, Shares, see Section 1—"Terms of the Offer."

        In all cases, payment for Shares accepted for payment in the Offer will be made only after timely receipt by the Depositary of:

  •
  the certificates for the Shares, together with a Letter of Transmittal, properly completed and duly executed (or a manually executed facsimile thereof), with any required signature guarantees; or

  •
  in the case of a transfer effected under the book-entry transfer procedures described in Section 3—"Procedure for Tendering Shares," a Book-Entry Confirmation (as defined below) and either a Letter of Transmittal, properly completed and duly executed (or manually executed facsimile thereof), with any required signature guarantees, or an Agent's Message as described in Section 3—"Procedure for Tendering Shares"; and

  •
  any other documents required by the Letter of Transmittal.

        The Offer Price paid to any holder of Shares for Shares tendered in the Offer will be the highest per Share consideration paid to any other holder of Shares for Shares tendered in the Offer.

        For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to Purchaser and not properly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of the Shares in the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment in the Offer will be made by deposit of the Offer Price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from Purchaser and transmitting payment to tendering stockholders. Under no circumstances will interest be paid on the Offer Price to be paid by Purchaser for the Shares, regardless of any extension of the Offer or any delay in making payment.

        If any tendered Shares are not accepted for payment for any reason, certificates representing unpurchased Shares will be returned, without expense, to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer into the Depositary's account at DTC (as defined below), according to the procedures set forth in Section 3—"Procedure for Tendering Shares," the Depositary will notify DTC of Purchaser's decision not to accept the Shares and the Shares will be credited to an account maintained at DTC), promptly after the expiration or termination of the Offer.

        If Purchaser is delayed in its acceptance for payment of, or payment for, Shares or is unable to accept for payment or pay for Shares in the Offer, then, without prejudice to Purchaser's rights under the Offer (but subject to compliance with Rule 14e-1(c) under the Exchange Act) the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and the Shares may not be withdrawn except to the extent tendering stockholders are entitled to do so as described in Section 4—"Withdrawal Rights." See Section 15—"Certain Legal Matters."

3.  Procedure for Tendering Shares

        Valid Tender.    A stockholder must follow one of the following procedures to validly tender Shares in the Offer:

  •
  for Shares held as certificates, the certificates for tendered Shares, a Letter of Transmittal, properly completed and duly executed (or manually executed facsimile thereof), with any required signature guarantees, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date;

  •
  for Shares held in book-entry form, either a Letter of Transmittal, properly completed and duly executed (or manually executed facsimile thereof), with any required signature guarantees, or an Agent's Message (as defined below), and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, and such Shares must be delivered according to the book-entry transfer procedures described below under "—Book-Entry Transfer" and a Book-Entry Confirmation (as defined below) must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, in each case prior to the Expiration Date; or

  •
  the tendering stockholder must comply with the guaranteed delivery procedures described below under "—Guaranteed Delivery" prior to the Expiration Date.

        The method of delivery of Shares, the Letter of Transmittal and all other required documents, including delivery through The Depository Trust Company ("DTC"), is at the election and risk of the tendering stockholder. Shares will be deemed delivered only when actually received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase (including, in the case of a Book-Entry Transfer, by Book-Entry Confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

        Book-Entry Transfer.    The Depositary has agreed to establish an account or accounts with respect to the Shares at DTC for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in DTC's systems may make book-entry delivery of Shares by causing DTC to transfer the Shares into the Depositary's account in accordance with DTC's procedure for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at DTC, the properly completed and duly executed Letter of Transmittal (or manually executed facsimile thereof), with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures described under "—Guaranteed Delivery" for a valid tender of Shares by book-entry transfer. The confirmation of a Book-Entry Transfer of Shares into the Depositary's account at DTC as described above is referred to in this Offer to Purchase as a "Book-Entry Confirmation."

        The term "Agent's Message" means a message, transmitted through electronic means by DTC in accordance with the normal procedures of DTC and the Depositary, to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that DTC has received an express acknowledgment from the participant tendering the Shares that are the subject of Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against the participant. The term "Agent's Message" also includes any hard copy printout evidencing such message generated by a computer terminal maintained at the Depositary's office. For Shares to be validly tendered during any subsequent offering period, the tendering stockholder must comply with the foregoing procedures, except that the required documents and certificates must be received before the expiration of the subsequent offering period.

Delivery of documents to DTC in accordance with its procedures does not constitute delivery to the Depositary.

        Signature Guarantees.    No signature guarantee is required on the Letter of Transmittal:

  •
  if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section 3 includes any participant in DTC's systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal; or

  •
  if Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agent Medallion Signature Program or other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each, an "Eligible Institution" and, collectively, "Eligible Institutions").

        In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If a Share certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a Share certificate not tendered or not accepted for payment is to be returned, to a person other than the registered holder of the certificates surrendered, then the tendered Share certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders appear on the Share certificate, with the signature or signatures on the certificates or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 to the Letter of Transmittal.

        Guaranteed Delivery.    If a stockholder desires to tender Shares in the Offer and the Share certificates and all other required documents cannot be delivered to the Depositary prior to the Expiration Date, if the procedure for delivery by book-entry transfer cannot be completed prior to the Expiration Date, or if time will not permit all required documents to reach the Depositary prior to the Expiration Date, the stockholder's tender may still be effected if all the following conditions are met:

  •
  the tender is made by or through an Eligible Institution;

  •
  a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser, is received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date; and

  •
  the Share certificates (or a Book-Entry Confirmation), in proper form for transfer, together with a properly completed and duly executed Letter of Transmittal (or manually executed facsimile thereof), together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message if submitted in lieu of a Letter of Transmittal), and any other documents required by the Letter of Transmittal, are received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase within two trading days after the date of execution of the Notice of Guaranteed Delivery. A "trading day" is any day on which quotations are available for shares listed on the NASDAQ Global Select Market.

        The Notice of Guaranteed Delivery may be delivered by courier or transmitted by telegram, facsimile transmission or mail (or if sent by DTC, a message transmitted through electronic means in accordance with the usual procedures of DTC and the Depositary; provided, however, that if the notice is sent by DTC through electronic means, it must state that DTC has received an express acknowledgment from the participant on whose behalf the notice is given that the participant has received and agrees to become bound by the form of the notice) to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery made available by Purchaser.

        Other Requirements.    Payment for Shares accepted for payment in the Offer will be made only after timely receipt by the Depositary of:

  •
  Share certificates (or a timely Book-Entry Confirmation);

  •
  properly completed and duly executed Letter of Transmittal (or a manually executed facsimile thereof), with any required signature guarantees (or, in the case of a Book-Entry Transfer, an Agent's Message if submitted in lieu of a Letter of Transmittal); and

  •
  any other documents required by the Letter of Transmittal.

        Accordingly, tendering stockholders may be paid at different times depending upon when Share certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary at one of its addresses. Under no circumstances will interest be paid on the Offer Price for the Shares, regardless of any extension of the Offer or any delay in making payment.

        Appointment as Proxy.    By executing the Letter of Transmittal (or, in the case of a Book-Entry Transfer, an Agent's Message if submitted in lieu of a Letter of Transmittal), the tendering stockholder will irrevocably appoint designees of Purchaser as such stockholder's agents and attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser (and with respect to any and all other securities or rights issued or issuable in respect of such Shares on or after the date of this Offer to Purchase). All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Purchaser accepts for payment Shares tendered by such stockholder as provided herein. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective). When the appointment of the proxy becomes effective, the designees of Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights. Purchaser reserves the right to require that, for Shares to be deemed validly tendered, immediately upon Purchaser's acceptance for payment of such Shares, Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other related securities or rights. The Offer does not constitute a solicitation of proxies, absent a purchase of Shares, for any meeting of AveXis stockholders.

        Options, Restricted Stock Units and Performance Stock Units.    The Offer is only for the outstanding Shares and not for any options, restricted stock units, performance stock units or other rights to acquire Shares. See Section 13—"The Merger Agreement; Other Agreements" for a description of the treatment of AveXis options, restricted stock units and performance stock units in the Merger.

        Determination of Validity.    All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares, including questions as to the proper completion or execution of any Letter of Transmittal, Notice of Guaranteed Delivery or other required documents and as to the proper form for transfer of any Share certificates, shall be resolved by Purchaser, in its reasonable discretion, whose determination shall be final and binding. Purchaser shall have the absolute right to determine whether to reject any or all tenders not in proper or complete form or to waive any irregularities or conditions, and Purchaser's interpretation of the Offer, the Offer to Purchase, the Letter of Transmittal and the instructions thereto and the Notice of Guaranteed Delivery (including the determination of whether any tender is complete and proper) shall be final and binding. Notwithstanding the foregoing, stockholders of AveXis may challenge a determination made by Purchaser in a court of competent jurisdiction and a final, non-appealable order or judgment of a court of competent jurisdiction will be final and binding on all parties. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of Purchaser, Parent, the Depositary, the Information Agent, AveXis or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. No alternative, conditional or contingent tenders will be accepted and no fractional Shares will be purchased.

        Backup Withholding.    Backup withholding of U.S. federal income tax will apply to payments made in the Offer to each holder of Shares unless (i) the applicable tendering U.S. holder completes and returns the Internal Revenue Service ("IRS") Form W-9 included in the Letter of Transmittal certifying, among other things, that such U.S. holder is not subject to backup withholding or (ii) the applicable non-U.S. holder completes and submits an IRS Form W-8BEN or W-8BEN-E (or other applicable IRS Form W-8), which can be obtained from the Depositary or at www.irs.gov. For an explanation of the terms "U.S. holder" and "non-U.S. holder" and a more detailed discussion of backup withholding, see Section 5—"Certain U.S. Federal Income Tax Consequences."

        Tender Constitutes Binding Agreement.    Purchaser's acceptance for payment of Shares validly tendered according to any of the procedures described above and in the Instructions to the Letter of Transmittal will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer (and if the Offer is extended or amended, the terms and conditions of such extension or amendment).

4.  Withdrawal Rights

        Except as provided in this Section 4, or as provided by applicable law, tenders of Shares are irrevocable. Shares tendered in the Offer may be withdrawn according to the procedures set forth below at any time prior to the Expiration Date and, unless accepted for payment and paid for by Purchaser in the Offer, may also be withdrawn at any time after June 15, 2018, pursuant to Section 14(d)(5) of the Exchange Act.

        For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person who tendered the Shares to be withdrawn, the number and type of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates representing Shares have been delivered or otherwise identified to the Depositary, then, before the physical release of such certificates, the tendering stockholder must also submit the serial numbers shown on the particular certificates evidencing such Shares and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered according to the procedures for book-entry transfer as set forth in Section 3—"Procedure for Tendering Shares," any notice of withdrawal must also specify the name and number of the account at DTC to be credited with the withdrawn Shares and otherwise comply with DTC's procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will no longer be considered validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures described in Section 3—"Procedure for Tendering Shares" at any time prior to the Expiration Date.

        All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its reasonable discretion, which determination will be final and binding. None of Purchaser, Parent, the Depositary, the Information Agent, AveXis or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification. Notwithstanding the foregoing, stockholders of AveXis may challenge a determination made by Purchaser in a court of competent jurisdiction and a final, non-appealable order or judgment of a court of competent jurisdiction will be final and binding on all parties.

        The method for delivery of any documents related to a withdrawal is at the risk of the withdrawing stockholder. Any documents related to a withdrawal will be deemed delivered only when actually received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

5.  Certain U.S. Federal Income Tax Consequences

        The following discussion summarizes the material U.S. federal income tax consequences expected to result to the holders of Shares upon the tender of Shares for cash pursuant to the Offer or converted to cash in the Merger. This discussion is not a complete analysis of all potential U.S. federal income tax consequences, nor does it address any tax consequences arising under any state, local or foreign tax laws, U.S. federal estate or gift tax laws or the Medicare tax on net investment income. This discussion is based on the United States Internal Revenue Code of 1986, as amended, which we refer to as the Code, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the Internal Revenue Service, all as in effect as of the date of this Offer to Purchase. These laws and authorities may change, possibly retroactively, resulting in U.S. federal income tax consequences different from those discussed below. No ruling has been or will be sought from the IRS with respect to the matters discussed below, and there can be no assurance that the IRS will not take a contrary position regarding the tax consequences of the Offer and the Merger or that any such contrary position would not be sustained by a court.

        This discussion is limited to holders who hold Shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax considerations that may be relevant to a holder in light of the holder's particular circumstances. This discussion also does not consider any specific facts or circumstances that may be relevant to holders subject to special rules under the U.S. federal income tax laws, including without limitation, certain former citizens or long-term residents of the United States, partnerships and other pass-through entities and investors therein, U.S. holders who hold their Shares through "controlled foreign corporations" or "passive foreign investment companies," corporations that accumulate earnings to avoid U.S. federal income tax, financial institutions, insurance companies, brokers, dealers or traders in securities, commodities or currencies, tax-exempt organizations, tax-qualified retirement plans, persons subject to the alternative minimum tax, and persons holding Shares as part of a hedge, straddle or other risk reduction strategy or as part of a hedging or conversion transaction or other integrated investment. This discussion also does not address the U.S. federal income tax consequence to holders of Shares who acquired their Shares through stock option or stock purchase plan programs or in other compensatory arrangements, or those who exercise appraisal rights under the DGCL.

        WE RECOMMEND THAT YOU CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL TAX CONSEQUENCES OF THE OFFER AND THE MERGER IN RESPECT OF YOUR PARTICULAR CIRCUMSTANCES, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL OR FOREIGN TAX LAWS.

        As used in this discussion, a "U.S. holder" is any beneficial owner of Shares that is, for U.S. federal income tax purposes:

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  an individual who is a citizen of the United States;

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  an individual who is a resident of the United States, which generally refers to a non-U.S. individual who (i) is a lawful permanent resident of the United States, (ii) is present in the United States for, or in excess of, certain periods of time or (iii) makes a valid election to be treated as a U.S. resident;

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  a corporation (or other entity taxed as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

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  an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

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  a trust that (i) is subject to the primary supervision of a U.S. court and the control of one or more U.S. persons (within the meaning of Section 7701(a)(30) of the Code) or (ii) has validly elected to be treated as a U.S. person for U.S. federal income tax purposes.

        A "non-U.S. holder" is any beneficial owner of Shares (i) that is not a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes), and (ii) that is not a U.S. holder for U.S. federal income tax purposes.

U.S. Holders

        Effect of the Offer and the Merger.    The receipt of cash in exchange for Shares in the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder who receives cash in exchange for Shares in the Offer or the Merger will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and the holder's adjusted tax basis in the applicable Shares, determined on a per share basis. Any such gain or loss would be long-term capital gain or loss if the holding period for the Shares exceeded one year. Long-term capital gains of noncorporate taxpayers are generally taxable at a reduced rate. Short-term capital gains are taxed at rates applicable to ordinary income. The deductibility of capital losses is subject to limitations. If a U.S. holder acquired different blocks of Shares at different times or at different prices, such U.S. holder must determine its tax basis, holding period, and gain or loss separately with respect to each block of Shares (i.e., Shares acquired at the same cost in a single transaction) exchanged for cash in the Offer or the Merger. Each U.S. holder should consult such U.S. holder's tax advisors regarding the manner in which any cash received pursuant to the Offer or the Merger should be allocated among the U.S. holder's respective different blocks of Shares.

        Information Reporting and Backup Withholding.    Payments made to U.S. holders in the Offer or the Merger generally will be subject to information reporting and may be subject to backup withholding (currently at a rate of 24%). To avoid backup withholding, U.S. holders that do not otherwise establish an exemption should complete and return the IRS Form W-9 included in the Letter of Transmittal, certifying that such holder is a U.S. person, the taxpayer identification number provided by such holder is correct, and that such holder is not subject to backup withholding. Certain holders (including corporations) generally are not subject to backup withholding. Backup withholding is not an additional tax and may be refunded or credited against the applicable holder's U.S. federal income tax liability, provided that such holder timely furnishes the required information to the IRS.

Non-U.S. Holders

        Effect of the Offer and the Merger.    A non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized on the receipt of cash for Shares in the Offer or the Merger unless:

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  the holder is an individual who was present in the United States for 183 days or more during the taxable year of the disposition and certain other conditions are met; or

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  the gain is effectively connected with the holder's conduct of a trade or business in the United States, and, if required by an applicable tax treaty, is also attributable to a permanent establishment maintained by the holder in the United States.

        Gains described in the first bullet point above generally will be subject to U.S. federal income tax at a flat 30% rate (or applicable lower treaty rate), but may be offset by U.S. source capital losses. Unless a tax treaty provides otherwise, gain described in the second bullet point above will be subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a resident of the United States. Non-U.S. holders that are corporations also may be subject to a 30% branch profits tax (or applicable lower treaty rate) on such effectively connected gains, as adjusted for certain items. Non-U.S. holders are urged to consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

        A non-U.S. holder should be aware that any gain realized upon the disposition of Shares in the Offer or the Merger also may be subject to U.S. federal income tax if, for such purposes, the Shares constitute a U.S. real property interest because AveXis was a U.S. real property holding corporation (a "USRPHC") at any time within the shorter of the five-year period ending on the date of such disposition or such holder's holding period. In general, a corporation is a USRPHC if the fair market value of its "United States real property interests" (as defined in the Code and applicable Treasury Regulations) equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. There can be no assurance that AveXis has not been, does not currently constitute or will not become a USRPHC. However, since the Shares are regularly traded on an established securities market (within the meaning of applicable Treasury Regulations), if AveXis is a USRPHC with respect to a non-U.S. holder, that non-U.S. holder's Shares will be treated as U.S. real property interests only if that non-U.S. holder owned (actually or constructively) during the relevant statutory period more than five percent of the Shares. Non-U.S. holders who have owned (actually or constructively) more than five percent of the Shares should consult their tax advisors regarding the U.S. federal income tax consequences of the Offer and the Merger. Pursuant to AveXis' prospectus supplement on Form 424B5, dated as of January 16, 2018, AveXis did not believe it was a USRPHC as of such date.

        Information Reporting and Backup Withholding.    Payments made to non-U.S. holders in the Offer and the Merger may be subject to information reporting and backup withholding (currently at a rate of 24%). Non-U.S. holders can avoid backup withholding by providing the Depositary with a properly completed and executed IRS Form W-8BEN or W-8BEN-E (or other applicable IRS Form W-8) certifying the holder's non-U.S. status or by otherwise establishing an exemption from backup withholding. Backup withholding is not an additional tax and may be refunded or credited against the applicable holder's U.S. federal income tax liability, if any, provided that such holder timely furnishes the required information to the IRS.

6.  Price Range of the Shares; Dividends on the Shares

        The Shares are listed and traded on the NASDAQ Global Select Market under the symbol "AVXS." The following table sets forth, for each of the periods indicated, the high and low reported sales price for the Shares on the NASDAQ Global Select Market, based on published financial sources.

	High	Low
Fiscal Year Ended December 31, 2016
First Quarter	$29.63	$16.11
Second Quarter	$47.76	$20.51
Third Quarter	$46.02	$31.55
Fourth Quarter	$72.73	$40.56
Fiscal Year Ended December 31, 2017
First Quarter	$85.98	$46.41
Second Quarter	$83.59	$65.23
Third Quarter	$101.67	$76.38
Fourth Quarter	$116.15	$90.73
Fiscal Year Ending December 31, 2018
First Quarter	$138.46	$96.99
Second Quarter (through April 16, 2018)	$213.70	$114.97

        On April 6, 2018, the last full trading day before public announcement of the execution of the Merger Agreement, the closing price reported on the NASDAQ Global Select Market was $115.91 per Share. On April 16, 2018, the last full trading day before the commencement of the Offer, the closing price reported on the NASDAQ Global Select Market was $210.76 per Share. Stockholders are urged to obtain a current market quotation for the Shares.

        Purchaser has been advised that AveXis has never declared or paid a cash dividend with respect to the Shares. The Merger Agreement provides that, without Parent's written consent, from the date of the Merger Agreement until the earlier to occur of the termination of the Merger Agreement or the Effective Time, AveXis may not declare, set aside or pay any dividend or make any other distribution in respect of its capital stock.

7.  Effect of the Offer on the Market for the Shares; NASDAQ Listing; Exchange Act Registration

        Market for the Shares.    If the Offer is completed and we accordingly acquire a number of Shares that satisfies the Minimum Tender Condition and the other conditions to the Merger are satisfied or waived, then, in accordance with the terms of the Merger Agreement, we will effect the Merger as promptly as practicable following the Acceptance Time without a vote or any further action by the stockholders of AveXis pursuant to Section 251(h) of the DGCL. As a result of the Merger, there will be no public or other market for the Shares.

        NASDAQ Listing.    Immediately following the Merger, the Shares will no longer meet the requirements for continued listing on NASDAQ because there will be only one stockholder of AveXis. Immediately following the consummation of the Merger we intend and will cause the surviving corporation to delist the Shares from NASDAQ.

        Exchange Act Registration.    The Shares are currently registered under the Exchange Act. Registration of the Shares may be terminated upon application of AveXis to the SEC if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders of Shares. We intend to have AveXis apply for termination of registration of the Shares under the Exchange Act as soon as practicable after the completion of the Merger.

8.  Certain Information Concerning AveXis

        AveXis.    AveXis, Inc. (NASDAQ: AVXS) is a publicly traded Delaware corporation with its principal executive offices at 2275 Half Day Rd, Suite 200, Bannockburn, Illinois 60015. The telephone number of AveXis at its executive offices is (847) 572-8280.

        According to a business description provided by AveXis, AveXis, Inc. is a clinical-stage gene therapy company dedicated to developing and commercializing novel treatments for patients suffering from rare and life-threatening neurological genetic diseases. AveXis' initial product candidate, AVXS-101, is its proprietary gene therapy product candidate. AveXis is conducting a pivotal clinical trial of AVXS-101 for the treatment of spinal muscular atrophy Type 1, or SMA Type 1, the leading genetic cause of infant mortality. SMA Type 1 is a lethal genetic disorder characterized by motor neuron loss and associated muscle deterioration, resulting in mortality or the need for permanent ventilation support before the age of two for greater than 90% of patients. The survival motor neuron, or SMN, protein is a critical protein for normal motor neuron signaling and function. Patients with SMA Type 1 either have experienced a deletion of their SMN1 genes, which prevents them from producing adequate levels of functional SMN protein, or carry a mutation in their SMN1 gene. AVXS-101 is designed to deliver a fully functional human SMN gene into the nuclei of motor neurons that then generates an increase in SMN protein levels, and we believe this will result in improved motor neuron function and patient outcomes. AveXis is also conducting a Phase 1 clinical trial of AVXS-101 for the treatment of SMA Type 2. SMA Type 2 typically presents between six and 18 months of age, and those affected will never walk without support and most will never stand without support. SMA Type 2 results in mortality in more than 30 percent of patients by the age of 25.

        The U.S. Food and Drug Administration, or FDA, and the European Medicines Agency, or EMA, have each granted AVXS-101 orphan drug designation for the treatment of SMA, and the FDA has granted AVXS-101 fast track designation for the treatment of SMA Type 1. The FDA granted breakthrough therapy designation for AVXS-101 for the treatment of SMA Type 1 in pediatric patients. AveXis intends to request a pre-Biologics License Application, or BLA, meeting for AVXS-101 for SMA Type 1 with the FDA in the second quarter of 2018. The EMA granted access into its PRIority MEdicines, or PRIME, program for AVXS-101 for the treatment of SMA Type 1. AveXis intends to initiate a pivotal trial of AVXS-101 for the treatment of SMA Type 1 in Europe during the first half of 2018. Furthermore, AveXis intends to initiate a trial for patients with two, three and four copies of the SMN2 backup gene, who are less than six weeks of age and pre-symptomatic at the time of gene therapy, to evaluate appropriate clinical endpoints of a one-time IV dose of AVXS-101 in the first half of 2018. AveXis also intends to initiate a pediatric "all comers" trial for approximately 50 patients between approximately six months and 18 years of age who do not qualify for other AVXS-101 trials at the time of gene therapy, to evaluate a one-time intrathecal, or IT, dose of AVXS-101 in the late fourth quarter of 2018 or early 2019. In addition to developing AVXS-101 to treat SMA, AveXis plans to develop other novel treatments for two additional rare neurological monogenetic diseases, Rett syndrome and a genetic form of amyotrophic lateral sclerosis caused by mutations in the superoxide dismutase 1 gene, or genetic ALS.

        Available Information.    AveXis is subject to the filing requirements of the Exchange Act and is obligated to file reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning AveXis' directors and officers, their compensation, options, stock appreciation rights, performance awards, deferred stock and restricted stock granted to them, the principal holders of AveXis' securities and any material interests of such persons in transactions with AveXis is required to be disclosed in proxy statements distributed to AveXis' stockholders and filed with the SEC. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549-0213. Copies of such materials may also be obtained by mail from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549-0213. AveXis' filings are also available to the public on the SEC's internet site (http://www.sec.gov).

        Certain Projections.    AveXis has provided Parent with selected unaudited financial information concerning AveXis. Such information is described in AveXis' Schedule 14D-9, which is being filed with the SEC on the date of this Offer to Purchase and is being mailed to the AveXis stockholders together with this Offer to Purchase. AveXis stockholders are urged to, and should, carefully read the Schedule 14D-9.

        Sources of Information.    Except as otherwise set forth herein, the information concerning AveXis contained in this Offer to Purchase has been furnished by AveXis or its representatives or taken from or based upon publicly available documents and records on file with the SEC, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2017, and other public sources. The information concerning AveXis taken or derived from such documents and records is qualified in its entirety by reference to AveXis' public filings with the SEC (which may be obtained and inspected as described above) and should be considered in conjunction with the more comprehensive financial and other information in such reports and other publicly available information.

9.  Certain Information Concerning Parent and Purchaser

        Parent.    Parent was incorporated on February 29, 1996 under the laws of Switzerland as a stock corporation (Aktiengesellschaft) with an indefinite duration. On December 20, 1996, the predecessor companies of Parent, Ciba-Geigy and Sandoz, merged into this new entity, creating the Novartis Group (the "Novartis Group"). Parent is domiciled in and governed by the laws of Switzerland. Its registered office is located at Lichtstrasse 35, CH-4056 Basel, Switzerland, and its telephone number is +41-61-324-1111. The following description of Parent and its business is qualified in its entirety by reference to Parent's Annual Report on Form 20-F for the fiscal year ended December 31, 2017 and its Registration Statement on Form F-4 filed with the SEC on December 23, 2010, as amended.

        The Novartis Group is a multinational group of companies specializing in the research, development, manufacturing and marketing of a broad range of healthcare products led by innovative pharmaceuticals. Parent is the Novartis Group's Swiss holding company and owns, directly or indirectly, all of the Novartis Group's significant operating companies.

        The Novartis Group provides healthcare solutions that address the evolving needs of patients and societies worldwide. Its broad portfolio includes innovative pharmaceuticals and oncology medicines, generic and biosimilar medicines and eye care devices. The Novartis Group's continuing operations comprise three global operating divisions, Innovative Medicines, Sandoz and Alcon, which are further described below:

  •
  Innovative Medicines (formerly named Pharmaceuticals): Innovative patent-protected prescription medicines.

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  Sandoz: Generic pharmaceuticals and biosimilars.

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  Alcon: Surgical and vision care products.

        In addition, these divisions are supported by the following cross-divisional organizational units: Novartis Institutes for BioMedical Research, Global Drug Development and Novartis Operations, which includes Novartis Technical Operations and Novartis Business Services.

        Parent's shares are listed in Switzerland on the SIX Swiss Exchange under the symbol "NOVN," and Parent's American Depositary Shares, each of which represents one Parent share and is evidenced by an American Depositary Receipt, are traded on the New York Stock Exchange under the symbol "NVS."

        Purchaser.    Purchaser is a Delaware corporation that was recently formed by Parent to effect the Offer and the Merger. Purchaser is an indirect wholly-owned subsidiary of Parent. Until immediately before the time Purchaser purchases Shares in the Offer, it is not anticipated that Purchaser will have any significant assets or liabilities or engage in any activities other than those incidental to the Offer and the Merger. Purchaser's principal executive office is located at: 230 Park Avenue, 21st Floor, New York, NY 10169. The telephone number at that office is (212) 830-2414.

        The name, citizenship, business address, current principal occupation or employment and five-year employment history of each of the directors and executive officers of Parent and Purchaser are set forth in Schedule I hereto.

        Except as described in this Offer to Purchase or Schedule I to this Offer to Purchase, none of Parent, Purchaser, or, to their knowledge, any of the persons listed in Schedule I or any associate or other majority-owned subsidiary of Parent or Purchaser or of any of the persons so listed, (i) beneficially owns or has a right to acquire any Shares or any other equity securities of AveXis or (ii) has effected any transaction in the Shares or any other equity securities of AveXis during the past 60 days.

        Except as set forth in this Offer to Purchase, none of Parent, Purchaser, or, to their knowledge, any of the persons listed on Schedule I to this Offer to Purchase, has had any business relationship or transaction with AveXis or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, during the past two years there have been no negotiations, transactions or material contacts between Parent or any of its subsidiaries (including Purchaser) or, to their knowledge, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and AveXis or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets. None of Parent, Purchaser or, to their knowledge, any of the persons listed in Schedule I has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). None of Parent, Purchaser or, to their knowledge, any of the persons listed in Schedule I has, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

        Available Information.    Pursuant to Rule 14d-3 under the Exchange Act, Parent and Purchaser filed with the SEC a Tender Offer Statement on Schedule TO (the "Schedule TO"), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. Parent is required to file or furnish reports and other information with the SEC under the Exchange Act. As a foreign private issuer, Parent is exempt from the rules under the Exchange Act prescribing the form and content of proxy statements, and its officers, directors and principal stockholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. The Schedule TO and the exhibits thereto, and such reports and other information, can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549-0213. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. Parent's filings are also available to the public on the SEC's internet site (http://www.sec.gov). Copies of such materials may also be obtained by mail from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549-0213.

10.  Source and Amount of Funds

        The Offer and the Merger are not subject to any financing condition. Parent and Purchaser estimate that the total funds required to complete the Offer and the Merger will be approximately $8.7 billion plus any related transaction fees and expenses. Purchaser will acquire these funds from Parent, which intends to provide the funds out of available cash and short-term borrowing. Because the only consideration to be paid in the Offer and the Merger is cash, the Offer involves the purchase of all outstanding Shares and there is no financing condition to the completion of the Offer, we believe that the financial condition of Purchaser and Parent is not material to a decision by a holder of Shares whether to sell, hold or tender Shares in the Offer.

11.  Background of the Offer; Past Contacts, Negotiations and Transactions

        The following contains a description of material contacts between representatives of Parent and representatives of AveXis that resulted in the execution of the Merger Agreement and the other agreements related to the Offer. For a review of AveXis' activities relating to these contacts and for the factors considered by the AveXis board of directors in making its recommendation, please refer to AveXis' Schedule 14D-9, which will be filed with the SEC and mailed to all AveXis stockholders with this Offer to Purchase.

        The board of directors of Parent and Parent's executive management regularly evaluate various strategies to improve Parent's competitive position and enhance value for Parent stockholders, including opportunities for acquisitions of other companies or assets.

        Through publicly available information, Parent was aware of AveXis' efforts to develop novel treatments for patients suffering from rare and life-threatening neurological genetic diseases, particularly its proprietary gene therapy product for the treatment of spinal muscular atrophy, the leading genetic cause of infant mortality. As early as mid-2017, Parent began to internally consider potential collaborations with AveXis after AveXis presented data at an industry conference.

        In December 2017, Dr. Charles Bailey (Head of Business Development & Licensing, Neuroscience of Novartis Pharma) contacted R.A. Session II (Senior Vice President, Corporate Strategy & Business Development of AveXis) to make an introduction and invited Mr. Session to meet at the upcoming JP Morgan Healthcare (JPM) Conference (the "JPM Conference") in January 2018. Although the two were unable to meet at the JPM Conference, a teleconference was arranged for February 2, 2018 with Dr. Bailey and Neil Johnston (Global Head of Business Development & Licensing of Novartis Pharma) participating from Parent and Mr. Session participating from AveXis. Mr. Johnston and Dr. Bailey outlined interest in working with AveXis and noted Parent's commitment to gene therapy as evidenced by the recent licensing transaction with Spark Therapeutics. Mr. Session stated AveXis' commitment to its development program. On February 7, 2018, in an email to Mr. Session, Mr. Johnston conveyed the interest of Vasant Narasimhan, M.D. (Chief Executive Officer of Parent) to speak with Sean P. Nolan (President and Chief Executive Officer of AveXis). Subsequently, a call between Dr. Narasimhan and Mr. Nolan was scheduled for February 16, 2018.

        On February 16, 2018, Dr. Narasimhan and Nigel Sheail (Head of Mergers & Acquisitions and Business Development & Licensing of Parent) held a telephonic discussion with Mr. Nolan during which Dr. Narasimhan shared Parent's vision and mission in cell and gene therapy and expressed an interest in a potential acquisition of AveXis by Parent. As part of this discussion, Dr. Narasimhan indicated that Parent was open to, and would propose, a price per share of AveXis common stock of $190.00. Mr. Nolan requested that Dr. Narasimhan express Parent's interest in writing so that Mr. Nolan could discuss this interest with the AveXis board of directors.

        On February 18, 2018, Parent sent by email to AveXis a non-binding proposal letter, dated February 19, 2018, that set forth certain material terms relating to a potential acquisition of AveXis by Parent, including a price of $190.00 per share of AveXis common stock, in cash, which represented a 71% premium to the 30-day volume-weighted average share price of AveXis common stock as of market close on February 15, 2018. The non-binding proposal further indicated that Parent's offer would not be conditioned on obtaining financing.

        On February 23, 2018, Mr. Sheail received an email from Mr. Nolan stating that AveXis expected to provide a response to Parent regarding its proposal after AveXis' earnings call and proposing to speak on February 28, 2018.

        On February 28, 2018, Mr. Nolan held a teleconference with Dr. Narasimhan to discuss the reaction of the AveXis board of directors to Parent's proposal. Mr. Nolan expressed AveXis' expectations with respect to timing, the importance to AveXis of deal closing certainty and AveXis' willingness to permit Parent to conduct diligence on AveXis, with the expectation that Parent would attempt to increase its offer price based on its diligence findings. Mr. Nolan indicated that he would follow up via email with next steps regarding the diligence process. Mr. Nolan, by email, introduced Michael B. Johannesen (Senior Vice President, General Counsel and Chief Compliance Officer of AveXis) to Dr. Narasimhan and Mr. Sheail and proposed a preliminary process for the transaction, including in respect of Parent's diligence review.

        On March 1, 2018, Mr. Sheail, Keren Haruvi (Global Head of Mergers & Acquisitions of Parent), Mr. Nolan and Mr. Johannesen held a telephonic meeting to discuss the transaction process. Also on this date, Parent provided AveXis with a diligence request list and a number of diligence questions and received from Mr. Johannesen a draft confidentiality agreement (the "Confidentiality Agreement") to be entered into by the parties.

        On March 2, 2018, Mr. Sheail, Ms. Haruvi and Mr. Johannesen discussed during several telephonic meetings a proposed timeline for the transaction and the terms of the Confidentiality Agreement. On this same date, Parent provided comments on the draft Confidentiality Agreement.

        On March 3, 4 and 5, 2018, representatives of Parent and Hogan Lovells US LLP, legal counsel to Parent ("Hogan Lovells"), and representatives of AveXis and Cravath, Swaine & Moore LLP, legal counsel to AveXis ("Cravath"), negotiated the terms of the Confidentiality Agreement, including through telephonic meetings. On March 5, 2018, Parent and AveXis executed and entered into the Confidentiality Agreement.

        Also on March 5, 2018, Mr. Johannesen informed Augusto Lima (Head of Legal Transactions of Parent), Ms. Haruvi and Mr. Sheail of various terms that AveXis would seek in negotiation of the Merger Agreement.

        On March 6, 2018, the representatives of the parties discussed during a telephonic meeting various risks to consummation of a possible transaction, including regulatory risk, and an allocation of those risks between the parties. After the discussion, on March 6, 2018, AveXis provided Parent access to a data room to allow for Parent to perform its diligence investigation of AveXis.

        On March 6, 2018, representatives of Hogan Lovells and representatives of Cravath held a telephonic meeting in which the parties engaged in discussions regarding various potential terms of a potential merger agreement between Parent and AveXis.

        On March 7, 2018, Dr. Narasimhan and Mr. Nolan held a telephonic meeting to discuss various terms to be included in the draft merger agreement. Following the call between Dr. Narasimhan and Mr. Nolan, Mr. Sheail, Ms. Haruvi and Mr. Lima had a call with Mr. Johannesen and Mr. Session to discuss the process going forward.

        On March 9, 2018, representatives of Cravath spoke telephonically with representatives of Hogan Lovells and Freshfields Bruckhaus Deringer LLP, Parent's outside regulatory counsel, regarding the importance of closing certainty to the AveXis board of directors and various regulatory considerations relevant to a potential acquisition of AveXis by Parent.

        On March 10, 2018, representatives of Parent and Dyal Co. LLC, Parent's financial advisor ("Dyal Co."), attended management presentations hosted in person by representatives of AveXis, at which representatives of Parent discussed Parent's rationale for pursuing an acquisition of AveXis. Representatives of AveXis provided detailed presentations relating to research and development, regulatory affairs, quality, manufacturing and the planned commercialization of AVXS-101 and other pipeline products of AveXis, during which representatives of both companies had in depth discussions.

        On March 12, 2018, Cravath sent the initial draft of the merger agreement to Hogan Lovells.

        On March 12 and 13, 2018, representatives of Parent and representatives of AveXis discussed, as part of Parent's diligence review, various matters related to AVXS-101 clinical trials.

        In addition, during the period between March 14, 2018 and April 6, 2018, Parent continued its diligence review of AveXis, and AveXis continued to make available additional diligence information and materials, and except as noted below, representatives of Parent and representatives of AveXis, including Mr. Johannesen, conducted frequent diligence calls.

        On March 16, 2018, Dr. Narasimhan, Mr. Sheail and Mr. Nolan held a telephonic meeting during which they discussed the status and progress of the negotiations and the process moving forward.

        Hogan Lovells provided a mark-up of the initial draft of the merger agreement to Cravath on March 16, 2018.

        On March 18, 2018, representatives of Hogan Lovells and representatives of Cravath held a telephonic meeting to discuss various revisions included in the Parent mark-up of the draft merger agreement.

        Also on March 18, 2018, Mr. Sheail and Mr. Johannesen discussed, among other things, certain terms of the draft merger agreement proposed by Parent, including certain closing conditions and termination rights, and thereafter Mr. Johannesen informed Mr. Sheail of AveXis' decision to, among other things, delay a proposed site visit by Parent representatives and delay further diligence.

        On March 23, 2018, Mr. Nolan called Dr. Narasimhan and Mr. Sheail to discuss certain terms of the draft merger agreement proposed by Parent, including the closing conditions, termination rights and fees set forth in Parent's revisions to the draft merger agreement.

        On March 25, 2018, representatives of Hogan Lovells and representatives of Cravath held a telephonic meeting to continue discussions regarding various proposed revisions to the draft merger agreement.

        On March 26, 2018, Cravath provided a further revised draft of the merger agreement to Hogan Lovells.

        Also on March 26, 2018, Mr. Sheail, Ms. Haruvi and Mr. Lima had a telephonic meeting with Mr. Johannesen and Mr. Session regarding various post-closing employee retention matters and certain matters related to the diligence process.

        On March 27, 2018, Mr. Sheail, Mr. Nolan and Mr. Johannesen held a telephonic discussion regarding certain key employees.

        On March 30, 2018, Dr. Narasimhan, Mr. Sheail and Mr. Nolan held a telephonic meeting to discuss the potential transaction, including the amounts of the various termination fees, the treatment of AveXis employee equity awards and the outside date for the transaction to be completed. Dr. Narasimhan also communicated that, assuming Parent's proposed contract terms were acceptable to AveXis, Parent was prepared to pay a price of $200.00 per share, in cash, which represented a premium of 62% to the closing share price of AveXis' common stock on March 29, 2018. In addition, the parties discussed whether Parent and AveXis would enter into an exclusivity agreement. Mr. Nolan indicated that AveXis would not enter into an exclusivity agreement at this stage and informed Dr. Narasimhan and Mr. Sheail that another third party bidder was also exploring an acquisition of the Company. The parties then engaged in a discussion of the relative merits of Parent's revised proposal as well as certain aspects of the third party's interest, including with respect to antitrust matters and proposed outside dates.

        Also on March 30, 2018, Hogan Lovells provided a mark-up of the revised merger agreement to Cravath. Additionally, representatives from Hogan Lovells and representatives from Cravath held a telephonic meeting to discuss certain terms of the transaction, including the treatment of AveXis employee equity awards, whether the parties would enter into exclusivity and the outside date for the completion of the transaction.

        On March 31, 2018, Mr. Sheail and representatives from Dyal Co. held a telephonic meeting with representatives from Goldman Sachs & Co. LLC ("Goldman Sachs") and Centerview Partners LLC ("Centerview"), AveXis' financial advisors, to further discuss the topics raised on the March 30, 2018 call involving Dr. Narasimhan and Mr. Nolan. The representatives from Goldman Sachs and Centerview indicated that the other third party had recently provided a competitive proposal to acquire AveXis and had committed to a "hell-or-high-water" antitrust efforts standard, and that AveXis expected that a transaction with such third party would be consummated in less than three months following the execution of a definitive merger agreement. Additionally, the Goldman Sachs and Centerview representatives stated that AveXis would be seeking final proposals from Parent and the third party bidder on April 6, 2018 and that they would be sending out a process letter on April 2, 2018 that would provide information confirming the expectation of final proposal submission, including timing requirements.

        On April 2, 2018, Goldman Sachs and Centerview delivered a process letter (the "Process Letter") by email to Parent requesting that it submit a revised draft merger agreement by April 4, 2018 and a final proposal, including offer price and a revised merger agreement, by noon Eastern Time on April 6, 2018. On the same day, Cravath provided a further revised draft of the merger agreement to Hogan Lovells.

        Also on April 2, 2018, Dr. Narasimhan had a telephonic meeting with Mr. Nolan regarding certain key terms contained in the draft merger agreement, including the proposed outside date for the transaction.

        On April 3, 2018, representatives of AveXis hosted a site visit for representatives of Parent at the manufacturing facility of AveXis in Libertyville, Illinois. Subject matter areas of discussion included manufacturing, quality control, engineering and health and safety.

        Also on April 3, 2018, Mr. Johannesen emailed Mr. Sheail and Mr. Lima regarding certain terms of the draft merger agreement, including operating covenants.

        On April 4, 2018, pursuant to the Process Letter, Hogan Lovells sent to Cravath a revised draft merger agreement.

        On April 5, 2018, Cravath provided a mark-up of the draft merger agreement delivered by Hogan Lovells on the preceding day. Also on this date, representatives of Parent and AveXis discussed Parent's most recent draft merger agreement, including a revised proposal for termination rights.

        On April 6, 2018, the board of directors of Parent reviewed with the management team the revised terms of the proposed merger agreement to be submitted to AveXis as Parent's final proposal submission and unanimously approved the merger and such terms.

        After the approval of the board of directors of Parent, on April 6, 2018, pursuant to the Process Letter, Hogan Lovells sent to Cravath a revised draft merger agreement. In connection with this revised draft merger agreement, Parent, among other things, (i) increased its proposed offer price to $218.00 per Share, (ii) proposed that Parent would increase its offer price by an additional $7.00 per Share if Parent elects in its sole discretion to extend the Outside Date to October 6, 2018, (iii) increased the proposed reverse termination fee to $437 million and (iv) proposed that, if Parent elects in its sole discretion to extend the Outside Date to October 6, 2018, Parent would increase the reverse termination fee by an additional $105 million if the Merger Agreement is terminated within 30 calendar days after the Initial Outside Date, by an additional $195 million if the Merger Agreement is terminated between 31 and 60 calendar days after the Initial Outside Date or by an additional $285 million if the Merger Agreement is terminated more than 60 calendar days after the Initial Outside Date. Throughout the course of the day on this date, representatives of Hogan Lovells and representatives of Cravath discussed and exchanged comments to the draft merger agreement. At the conclusion of these discussions, the parties had agreed on the final form of merger agreement. Later in the day, Dr. Narasimhan received a call from Mr. Nolan and Mr. Sheail received a call from Mr. Johannesen, and each was informed that the AveXis board of directors had unanimously approved and declared advisable the proposed transaction with Parent on the basis of the terms proposed by Parent. Promptly thereafter, the parties executed the Merger Agreement.

        Before the opening of trading on the NASDAQ Stock Market on April 9, 2018, each of Parent and AveXis issued a press release announcing the execution of the Merger Agreement and the forthcoming commencement of a tender offer by Parent to acquire all the outstanding Shares of AveXis at a price per Share of $218.00 in cash, without interest and subject to any tax withholding.

12.  Purpose of the Offer; Plans for AveXis

        Purpose of the Offer.    The purpose of the Offer is to enable Parent, through Purchaser, to acquire control of, and the entire equity interest in, AveXis. The Offer is being made pursuant to the Merger Agreement and is intended to increase the likelihood that the Merger will be effected and reduce the time required for stockholders to receive the transaction consideration and to complete the acquisition of AveXis. The purpose of the Merger is to acquire all outstanding Shares not purchased in the Offer. The transaction structure includes the Merger to ensure the acquisition of all outstanding Shares.

        If the Merger is completed, Parent will own 100% of the equity interests in AveXis and will be entitled to all of the benefits resulting from that interest. These benefits include complete control of AveXis and entitlement to any increase in its value. Similarly, Parent would also bear the risk of any losses incurred in the operation of AveXis and any decrease in the value of AveXis.

        AveXis stockholders who tender their Shares in the Offer will cease to have any equity interest in AveXis and to participate in any future growth in AveXis. If the Merger is completed, the current stockholders of AveXis will no longer have an equity interest in AveXis and instead will have only the right to receive cash consideration according to the Merger Agreement or, to the extent stockholders are entitled to and properly exercise appraisal rights under the DGCL, the amounts to which such stockholders are entitled under the DGCL. See Section 13—"The Merger Agreement; Other Agreements." Similarly, the current stockholders of AveXis will not bear the risk of any decrease in the value of AveXis after selling their Shares in the Offer or the Merger.

        Plans for AveXis.    Except as disclosed in this Offer to Purchase, we do not have any present plan or proposal that would result in the acquisition by any person of additional securities of AveXis, the disposition of securities of AveXis, an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving AveXis, or the sale or transfer of a material amount of assets of AveXis. After completion of the Offer and the Merger, AveXis will be an indirect wholly-owned subsidiary of Parent, and the directors of Purchaser immediately prior to the Effective Time and the officers of AveXis immediately prior to the Effective Time will be the directors and officers, respectively, of AveXis pursuant to the Merger Agreement. Parent intends to conduct AveXis' business after completion of the Merger in substantially the same manner as it was conducted prior to the Merger. Parent will review AveXis' business and operations going forward and will take such actions as it deems appropriate under the circumstances.

13.  The Merger Agreement; Other Agreements

THE MERGER AGREEMENT

        The following summary description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which Purchaser has included as Exhibit (d)(1) to the Schedule TO and is incorporated herein by reference. The summary description has been included in this Offer to Purchase to provide you with information regarding the terms of the Merger Agreement and is not intended to modify or supplement any factual disclosures about Parent, Purchaser, AveXis or their respective affiliates. The representations, warranties and covenants contained in the Merger Agreement were made only for the purposes of the Merger Agreement, were made as of specific dates, were made solely for the benefit of the parties to the Merger Agreement and may not have been intended to be statements of fact, but rather, as a method of allocating risk and governing the contractual rights and relationships among the parties to the Merger Agreement. In addition, such representations, warranties and covenants may have been qualified by certain disclosures not reflected in the text of the Merger Agreement and may apply standards of materiality and other qualifications and limitations in a way that is different from what may be viewed as material by Parent, Purchaser, AveXis or AveXis' stockholders. In reviewing the representations, warranties and covenants contained in the Merger Agreement or any descriptions thereof in this summary, it is important to bear in mind that such representations, warranties, covenants or descriptions were not intended by the parties to the Merger Agreement to be characterizations of the actual state of facts or conditions of Parent, Purchaser, AveXis or their respective affiliates. Moreover, information concerning the subject matter of the representations and warranties may have changed or may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in public disclosures. For the foregoing reasons, the representations, warranties, covenants or descriptions of those provisions should not be read alone and should instead be read in conjunction with the other information contained in the reports, statements and filings that Parent, its affiliates and AveXis publicly file.

The Offer

        Upon the terms and subject to the conditions set forth in the Merger Agreement, Purchaser has agreed to commence a cash tender offer (as promptly as practicable, but in no event later than April 17, 2018) for all of the Shares at a purchase price of $218.00 per Share, net to the seller in cash, without interest and less any required withholding taxes. In the event that Purchaser elects to extend the Outside Date (as described below), the offer price will be increased by an additional $7.00 per Share. Purchaser's obligation to accept for payment and pay for Shares validly tendered and not validly withdrawn pursuant to the Offer is subject only to the satisfaction of the Minimum Tender Condition and the satisfaction or waiver of the other conditions set forth in Section 14—"Conditions of the Offer." Purchaser expressly reserves the right to waive any of the conditions to the Offer or modify the terms of the Offer in any manner not inconsistent with the Merger Agreement, except that, without the consent of AveXis, it will not, and Parent will not permit Purchaser to:

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  reduce the number of Shares of Common Stock subject to the Offer;

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  reduce the Offer Price;

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  change the form of consideration payable in the Offer;

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  waive, amend or modify the Minimum Tender Condition or the Termination Condition;

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  impose conditions or requirements to the Offer other than the Offer Conditions or amend, modify or supplement any Offer Condition in any manner adverse to the holders of Common Stock;

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  except as otherwise provided in the Merger Agreement, terminate, or extend or otherwise amend or modify the expiration date of, the Offer;

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  otherwise amend, modify or supplement any of the terms of the Offer in any manner adverse to the holders of AveXis common stock; or

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  provide any "subsequent offering period" in accordance with Rule 14d-11 of the Exchange Act.

Extensions of the Offer

        The Merger Agreement requires that Purchaser shall, and Parent shall cause Purchaser to, extend the Offer (i) for one or more consecutive increments of not more than five business days each (or for such longer period as may be agreed by AveXis), if at the scheduled expiration date of the Offer any of the Offer Conditions (other than the Minimum Tender Condition) shall not have been satisfied or waived, until such time as such conditions shall have been satisfied or waived and (ii) for the minimum period required by any rule, regulation or interpretation or position of the SEC or the staff thereof applicable to the Offer; provided that Purchaser shall not be required to extend the Offer beyond the Outside Date. The Initial Outside Date is July 6, 2018, provided that Purchaser may, in the circumstances described below, elect to extend the Outside Date to October 6, 2018. In addition, if at the otherwise scheduled expiration date of the Offer each Offer Condition (other than the Minimum Tender Condition) shall have been satisfied or waived and the Minimum Tender Condition shall not have been satisfied, Purchaser shall have the right to (and, if requested by AveXis, Purchaser shall, and Parent shall cause Purchaser to) extend the Offer for one or more consecutive increments of not more than five business days each (or for such longer period as may be agreed by AveXis); provided that Purchaser shall not be required to extend the Offer beyond the Outside Date.

        If on June 27, 2018, all conditions to the Offer, other than (i) the Minimum Tender Condition and (ii) the Offer Conditions relating to the expiration or termination of the waiting period (or any extensions thereof) under the HSR Act without the imposition a Burdensome Condition or the existence of a legal restraint preventing or prohibiting the consummation of the Offer or the Merger or imposing a Burdensome Condition (solely, in the case of any such legal restraint, relating to a legal restraint in respect of the HSR Act or any competition, merger control, antitrust or similar law of any jurisdiction), shall have been satisfied or waived, then Parent may elect to extend the Outside Date to October 6, 2018.

The Merger

        As soon as practicable following the Acceptance Time, and subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement, Purchaser will merge with and into AveXis, and AveXis will survive as an indirect wholly-owned subsidiary of Parent. At the Effective Time, the separate corporate existence of Purchaser will cease and AveXis will continue as the surviving corporation (the "Surviving Corporation"). At the Effective Time, each Share then outstanding (other than Shares owned by Parent, Purchaser, AveXis, or any subsidiary of Parent or AveXis, or by any stockholders who properly perfect their appraisal rights under the DGCL) will be automatically converted into the right to receive the Offer Price, in cash, without interest and subject to tax withholding.

        The certificate of incorporation of AveXis as in effect immediately prior to the Effective Time will be amended and restated by virtue of the Merger and, at the Effective Time, the certificate of incorporation attached as Exhibit B to the Merger Agreement will be the certificate of incorporation of the Surviving Corporation. The bylaws of Purchaser as in effect immediately prior to the Effective Time will be the bylaws of the Surviving Corporation. The directors of Purchaser immediately prior to the Effective Time will be the directors of the Surviving Corporation until the earlier of (i) their resignation or removal or (ii) their respective successors are duly elected and qualified, as the case may be. The officers of AveXis immediately prior to the Effective Time will be the officers of the Surviving Corporation until the earlier of (i) their resignation or removal or (ii) their respective successors are duly elected or appointed and qualified, as the case may be.

The Merger Agreement provides the Merger will be effected by Section 251(h) of the DGCL and will be effected without a vote of AveXis stockholders.

AveXis Stock Options

        As of the Effective Time, by virtue of the Merger and without any action on the part of any holder of an AveXis stock option, each AveXis stock option, whether vested or unvested, outstanding and unexercised immediately prior to the Effective Time will be canceled in exchange for a lump sum cash payment equal to (A) the excess, if any, of (1) the Offer Price (or in the case of an AveXis stock option granted under AveXis' Amended and Restated 2014 Stock Plan, if greater, the volume-weighted average trading price of AveXis common stock on the date of the Acceptance Time (or if such date is not a trading day, the last trading day)) minus (2) the exercise price per Share subject to such AveXis stock option, multiplied by (B) the number of Shares subject to such AveXis stock option immediately prior to the Effective Time. The Merger Agreement also provides that prior to the Effective Time, the AveXis board of directors (or an appropriate committee thereof) will adopt such resolutions and take such other actions as may be required to effectuate the actions described above.

AveXis Restricted Stock Units and Performance Stock Units

        As of the Effective Time, by virtue of the Merger and without any action on the part of any holder of an AveXis restricted stock unit or AveXis performance stock unit, each AveXis restricted stock unit and AveXis performance stock unit outstanding immediately prior to the Effective Time will be canceled in exchange for a lump sum cash payment equal to (A) the Offer Price multiplied by (B) the number of Shares subject to such AveXis restricted stock unit or such AveXis performance stock unit (as applicable) immediately prior to the Effective Time (in the case of any AveXis performance stock unit, treating applicable performance measures as satisfied at the maximum level). The Merger Agreement also provides that prior to the Effective Time, the AveXis board of directors (or an appropriate committee thereof) will adopt such resolutions and take such other actions as may be required to effectuate the actions described above.

Representations and Warranties

        In the Merger Agreement, AveXis has made customary representations and warranties to Parent and Purchaser that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement or the confidential disclosure letter that AveXis delivered to Parent and

Purchaser in connection with the execution and delivery of the Merger Agreement. These representations and warranties relate to, among other things:

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  corporate organization, standing and power;

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  capital structure;

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  subsidiaries and other equity interests;

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  authority; execution, delivery and enforceability of the Merger Agreement;

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  no conflicts and consents;

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  SEC filings and absence of undisclosed liabilities;

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  information to be included in the Offer documents and the Schedule 14D-9;

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  absence of certain changes or events;

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  taxes;

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  labor relations;

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  employee benefits;

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  title to properties;

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  contracts;

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  litigation;

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  compliance with laws;

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  regulatory matters;

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  environmental matters;

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  intellectual property;

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  insurance;

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  brokers and other advisors; and

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  opinions of financial advisors.

        In the Merger Agreement, Parent and Purchaser have made customary representations and warranties to AveXis that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:

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  organization, standing and power;

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  Purchaser's organization and capital structure;

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  authority; execution, delivery and enforceability of the Merger Agreement;

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  no conflicts and consents;

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  information to be included in the Offer documents and the Schedule 14D-9;

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  broker's or similar fees;

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  litigation;

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  ownership of securities of AveXis; and

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  availability of funds.

        The representations and warranties of each of Parent, Purchaser and AveXis will not survive consummation of the Merger.

Company Material Adverse Effect

        Several of AveXis' representations and warranties, as well as certain closing conditions, contained in the Merger Agreement refer to the concept of "Company Material Adverse Effect."

        For purposes of the Merger Agreement, a "Company Material Adverse Effect" means any change, event, effect or occurrence that (i) has a material adverse effect on the business, assets, financial condition or results of operations of AveXis and its subsidiaries, taken as a whole, or (ii) prevents or materially delays the consummation of Offer, the Merger and the other transactions contemplated by the Merger Agreement or the ability of AveXis to perform its obligations under the Merger Agreement in any material respect; provided, however, that none of the following will be deemed either alone or in combination to constitute, and none of the following will be taken into account in determining whether there has been a Company Material Adverse Effect:

        any change, event, effect or occurrence to the extent resulting from or arising in connection with:

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  general conditions in the industries in which AveXis and its subsidiaries operate;

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  general economic or regulatory, legislative or political conditions or securities, credit, financial or other capital markets conditions (including changes generally in prevailing interest rates, currency exchange rates, credit markets and price levels or trading volumes), in each case in the United States or elsewhere in the world;

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  any change or prospective change in applicable law or GAAP (or interpretation or enforcement thereof);

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  geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage, cyber-intrusion or terrorism, or any escalation or worsening of any such acts of war, sabotage, cyber-intrusion or terrorism;

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  any hurricane, tornado, flood, volcano, earthquake or other natural or man-made disaster;

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  the failure, in and of itself, of AveXis to meet any internal or external projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics before, on or after the date of the Merger Agreement, or changes or prospective changes in the market price or trading volume of AveXis common stock or the credit rating of AveXis (it being understood that the underlying facts giving rise or contributing to such failure or change may be taken into account in determining whether there has been a Company Material Adverse Effect if such facts are not otherwise excluded under the definition of "Company Material Adverse Effect");

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  the announcement, pendency or performance of any of the transactions contemplated by the Merger Agreement, including any stockholder (direct or derivative) proceeding in respect of the Merger Agreement or any of the transactions contemplated thereby, actions specifically required by the covenants contained in the Merger Agreement (excluding AveXis operating in the ordinary course of business) and any loss of or change in relationship, contractual or otherwise, with any customer, governmental entity, supplier, vendor, investor, licensor, licensee or other business partner, or departure of any employee or officer, of AveXis or any its subsidiaries to the extent resulting from or arising in connection with such announcement, pendency or performance (it being understood that this bullet will not apply with respect to a representation or warranty contained in the Merger Agreement to the extent that the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of the Merger Agreement or the consummation of the transactions contemplated by the Merger Agreement or the performance of obligations under the Merger Agreement);

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  (i) any action taken by AveXis or any of its subsidiaries at Parent's written request or with Parent's written consent or that is expressly required by the Merger Agreement or (ii) the failure to take any action by AveXis or any of its subsidiaries if that action is prohibited by the Merger Agreement to the extent that Parent unreasonably withholds its consent after receipt of a written request therefor;

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  the identity of, or any facts or circumstances relating to, Parent, Purchaser or their respective affiliates;

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  any determination by, or delay of a determination by, the United States Food and Drug Administration or any other governmental entity, or any panel or advisory body empowered or appointed thereby, or any indication that any such entity, panel or body will make any determination or delay in making any determination, with respect to the approvability, manufacturing, labeling, contents of package insert, prescribing information, risk management profile, chemistry, manufacturing and controls (CMC) matters or pre-approval inspection matters relating to any product candidates of AveXis or its subsidiaries or any products or product candidates of any competitors of AveXis, or any requirement relating to the results of any pre-clinical or clinical testing being conducted by or on behalf of AveXis, any of its competitors or any of their respective collaboration partners, including any requirement to conduct further clinical trials or any delayed or accelerated launch of any product candidates of AveXis or its subsidiaries or any products or product candidates of any competitors of AveXis;

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  the results of, or any data derived from, any pre-clinical or clinical testing being conducted by or on behalf of AveXis, any of its competitors or any of their respective collaboration partners or any announcement thereof;

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  increased incidence or severity of any previously identified side effects, adverse events or safety observations, or reports of new side effects, adverse events or safety observations, with respect to any product candidates of AveXis or its subsidiaries or any products or product candidates of any competitors of AveXis;

  •
  any recommendations, statements or other pronouncements made, published or proposed by professional medical organizations or any governmental entity or representative thereof, or any panel or advisory body empowered or appointed thereby, relating to any product candidates of AveXis or its subsidiaries or any products or product candidates of any competitors of AveXis;

  •
  any supply chain disruption affecting product candidates of AveXis or its subsidiaries or any products or product candidates of any competitors of AveXis;

  •
  any determination or development relating to coverage, reimbursement or payor rules or policies applicable to, or pricing of, any product candidates of AveXis or its subsidiaries or any products or product candidates of any competitors of AveXis; and

  •
  the expiry, finding of invalidity or unenforceability or loss of exclusivity with respect to any patent owned or licensed by AveXis and covering any product candidate of AveXis;

except (i) in the case of the first five bullets above, to the extent that AveXis and its subsidiaries, taken as a whole, are disproportionately affected thereby as compared with other participants in the industries in which AveXis and its subsidiaries operate (in which case the incremental disproportionate impact or impacts may be taken into account in determining whether there has been a Company Material Adverse Effect) and (ii) in the case of the 10th through 13th, 15th and 16th bullets above, to the extent that such change, event, effect or occurrence results from fraud by AveXis or its subsidiaries

(in which case such change, event, effect or occurrence, to the extent resulting from fraud by AveXis or its subsidiaries, may be taken into account in determining whether there has been a Company Material Adverse Effect).

Operating Covenants

        Pursuant to the Merger Agreement, from the date of the Merger Agreement until the Effective Time, except as (i) disclosed in the confidential disclosure letter that AveXis delivered to Parent and Purchaser in connection with the execution of the Merger Agreement, (ii) specifically permitted or required by the Merger Agreement, (iii) required by applicable law, or (iv) consented to in writing by Parent (which consent will not be unreasonably withheld, delayed or conditioned), AveXis has agreed to, and has agreed to cause each of its subsidiaries to, conduct its business in the ordinary course and, to the extent consistent therewith, use commercially reasonable efforts to: preserve intact its present business organization; maintain in effect all approvals, authorizations, certificates, registrations, licenses, exemptions, permits and consents of governmental entities; keep available the services of its officers and employees; and preserve its present relationships with customers, suppliers, licensors, licensees and distributors and others having material business dealings with it.

        In addition, during the same period, except as (i) disclosed in the confidential disclosure letter that AveXis delivered to Parent and Purchaser in connection with the execution of the Merger Agreement, (ii) specifically permitted or required by the Merger Agreement, (iii) required by applicable law, or (iv) consented to in writing by Parent (which consent will not be unreasonably withheld, delayed or conditioned), AveXis has agreed not to, and has agreed not to permit any of its subsidiaries to, subject to certain exceptions:

  •
  declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, other than dividends and distributions by a direct or indirect wholly-owned subsidiary of AveXis to its parent;

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  split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

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  repurchase, redeem or otherwise acquire any shares of capital stock of AveXis or any of its subsidiaries or options, warrants, convertible or exchangeable securities, stock-based units (performance-based or otherwise) or other rights to acquire any such shares of capital stock;

  •
  issue, grant, deliver or sell any shares of its capital stock or options, warrants, convertible or exchangeable securities, stock-based units (performance-based or otherwise) or other rights to acquire such shares, any indebtedness with voting rights or other rights that give any person the right to receive any economic or voting interest of a nature accruing to the holders of Shares;

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  amend its certificate of incorporation, by-laws or other comparable organizational documents;

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  acquire or agree to acquire, in a single transaction or a series of related transactions, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association or other business organization or division thereof or any other person for aggregate consideration in excess of a specified threshold;

  •
  except as required by the terms of employee benefit plans and agreements in effect on the date of the Merger Agreement, (i) adopt, enter into, establish, terminate, materially amend or modify any collective bargaining agreement or material employee benefit plan or agreement; (ii) grant to any director or executive officer any increase in compensation; (iii) grant to any employee any increase in the target amount of his or her annual cash bonus; (iv) make salary increases that, in the aggregate, exceed 5% of all employees' annual base salaries and base wages; (v) grant to any director or executive officer any increase in severance or termination pay; (vi) enter into any employment, consulting, severance or termination agreement with any director or with any employee whose annual base salary exceeds, or would exceed, $300,000; (vii) hire, or agree to hire, any employee, other than in the ordinary course consistent with past practice; or (viii) take any action to accelerate any rights or benefits under any employee benefit plan or agreement; provided that neither the restrictions set forth in the fourth bullet of this section nor the restrictions set forth in clauses (i)-(viii) of this bullet shall restrict AveXis or any of its subsidiaries from entering into or making available to newly hired employees or to employees, in the context of promotions based on job performance or workplace requirements, in each case in the ordinary course of business, plans, agreements, benefits and compensation arrangements (including incentive grants);

  •
  make any change in accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of AveXis except as may be required by concurrent changes in (i) GAAP (or any authoritative interpretation thereof), including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization, or (ii) by law, including Regulation S-X under the Securities Act;

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  sell, divest, lease (as lessor), license or otherwise dispose of, or pledge, encumber or otherwise subject to any lien, any properties or assets that are material, individually or in the aggregate, to AveXis and its subsidiaries, taken as a whole, except (i) sales or other dispositions of (A) inventory and (B) excess or obsolete properties or assets, in each case, in the ordinary course of business, (ii) the granting of non-exclusive licenses for intellectual property in the ordinary course of business pursuant to agreements with contract manufacturers, contract research organizations and other service providers where the license is incidental to and not the primary purpose of the agreement or (iii) abandonments of patent applications in the ordinary course of prosecution, where a continuation, continuation-in-part, request for continued examination or divisional application (or foreign equivalent of any of the foregoing) is filed;

  •
  adopt or implement any stockholder rights plan or similar arrangement;

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  adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of AveXis or any of its subsidiaries;

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  incur any indebtedness for borrowed money or guarantee any such indebtedness of another person (except for short-term borrowings incurred in the ordinary course of business);

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  issue or sell any debt securities or warrants or other rights to acquire any debt securities of AveXis or any of its subsidiaries;

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  guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing;

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  make any loans, advances or capital contributions to, or investments in, any other person;

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  other than as reflected in a budget disclosed in the confidential disclosure letter, make or agree to make any capital expenditure or expenditures that in the aggregate are in excess of a specified threshold;

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  except as required by law or as otherwise is in the ordinary course of business, make, rescind or change any material tax election or settle or compromise any material tax liability or refund, make any material change to any accounting method or accounting period used for tax purposes that has a material effect on taxes, file any material amended tax return of AveXis or any AveXis subsidiary or enter into any closing agreement with any governmental entity regarding any material tax liability or assessment, or settle, compromise or consent to any material tax claim or assessment or surrender any right to a material tax refund;

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  enter into, terminate or modify or amend in a manner that is materially adverse to AveXis, or waive or release any material rights under any material contract or contract that, if existing on the date of the Merger Agreement, would have been a material contract;

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  settle, or offer or propose to settle, any legal proceeding involving AveXis or any of its subsidiaries that is material to AveXis and its subsidiaries, taken as a whole; or

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  authorize, commit or agree to take any of the foregoing actions.

        Except as otherwise expressly permitted by certain sections of the Merger Agreement, each of AveXis and Parent has agreed that it will not, and will not permit any of its respective subsidiaries to, take any action that would, or would reasonably be expected to, result in any of the conditions to the Offer set forth in "Section 14—Conditions of the Offer" or any of the conditions to the Merger set forth in "Section 13—The Merger Agreement; Other Agreements" not being satisfied.

No Solicitation

        Pursuant to the Merger Agreement, AveXis has agreed that it will not, nor will it authorize or permit any of its subsidiaries or any of its or their respective officers, directors, employees, investment bankers, attorneys or other advisors or representatives ("Representatives") to:

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  directly or indirectly solicit, initiate or knowingly facilitate or encourage the submission of any Company Takeover Proposal (as defined below) or any inquiry relating thereto; or

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  directly or indirectly participate in any discussions or negotiations regarding, or furnish to any person any information with respect to or in connection with, or take any other action intended to facilitate or encourage the making of any proposal that constitutes, or could reasonably be expected to lead to, any Company Takeover Proposal.

        In addition, the AveXis board of directors has agreed, to the extent consistent with its fiduciary duties, not to authorize or permit AveXis or its subsidiaries (or any of their respective Representatives) to fail to enforce, or grant any waiver or release under, any standstill or similar agreement with respect to any capital stock of AveXis or any of its subsidiaries (and to the extent any such waiver or release is granted or such standstill or similar agreement is not enforced, the standstill provisions of the Confidentiality Agreement (as defined below) will be deemed to be correspondingly waived or released or will not be enforced, as applicable). Each of AveXis and Parent has agreed that any violation of the restrictions on AveXis set forth in this "No Solicitation" section by any Representative of AveXis or any of its subsidiaries acting with the authority of AveXis or any of its subsidiaries will be a breach of the non-solicitation provisions of the Merger Agreement by AveXis.

        AveXis has agreed that it will, and will cause its subsidiaries and their respective Representatives to, immediately:

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  cease all discussions and negotiations regarding any proposal pending on the date of the Merger Agreement that constitutes, or could reasonably be expected to lead to, a Company Takeover Proposal;

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  request the prompt return or destruction of all confidential information previously furnished to any person within the six months preceding the date of the Merger Agreement for the purposes of evaluating a possible Company Takeover Proposal; and

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  terminate access to any physical or electronic data rooms relating to a possible Company Takeover Proposal.

        Notwithstanding anything to the contrary in the Merger Agreement, at any time prior to the Acceptance Time, (x) AveXis may contact the person making any Company Takeover Proposal that did not result from a breach of the non-solicitation provisions described above solely to clarify the terms and conditions thereof and (y) in response to a Company Takeover Proposal that did not result from a breach of the non-solicitation provisions described above and if the AveXis board of directors determines, in good faith, after consultation with outside counsel and a financial advisor, that such Company Takeover Proposal constitutes or would reasonably be expected to lead to a Superior Company Proposal (as defined below) and that the failure to take the following actions would be inconsistent with its fiduciary duties to AveXis' stockholders under applicable law, AveXis may (A) furnish information with respect to AveXis to the person making such Company Takeover Proposal and its Representatives pursuant to a customary confidentiality agreement that, subject to certain exceptions, contains confidentiality provisions that are no less favorable in the aggregate to AveXis than those contained in the Confidentiality Agreement so long as AveXis also provides Parent, prior to or substantially concurrently with the time such information is provided or made available to such person, in accordance with the terms of the Confidentiality Agreement, any non-public information furnished to such other person which was not previously furnished to Parent, except to the extent providing Parent with such information would violate applicable law, and (B) participate in discussions or negotiations with such person and its Representatives regarding such Company Takeover Proposal.

        However, AveXis is required as promptly as practicable (and in any event within 24 hours after receipt thereof) to notify Parent of any Company Takeover Proposal or any inquiry with respect to or that could reasonably be expected to lead to any Company Takeover Proposal, which notice must include the identity of the person making any such Company Takeover Proposal or inquiry and the material terms thereof. AveXis will keep Parent reasonably informed of the status of any such Company Takeover Proposal or inquiry (including promptly informing Parent of any change to the material terms or conditions thereof).

        "Company Takeover Proposal" means any inquiry, proposal or offer from any person or group relating to (i) any direct or indirect acquisition or purchase, in a single transaction or a series of related transactions, of (A) 20% or more (based on the fair market value thereof, as determined by the AveXis board of directors) of the assets (including capital stock of AveXis' subsidiaries) of AveXis and its subsidiaries, taken as a whole, or (B) 20% or more of the aggregate voting power of the capital stock of AveXis or (ii) any tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution, binding share exchange or similar transaction involving AveXis that, if consummated, would result in any person or group (or the shareholders of any person) owning, directly or indirectly, 20% or more of the aggregate voting power of the capital stock of AveXis or of the surviving entity or the resulting direct or indirect parent of AveXis or such surviving entity, other than, in each case, the Transactions.

        "Intervening Event" means an event, occurrence, fact or change that materially affects the business, assets or operations of AveXis occurring or arising after the date of the Merger Agreement that was not known or reasonably foreseeable to the AveXis board of directors as of the date of the Merger Agreement (or if known or reasonably foreseeable, the consequences of which were not known or reasonably foreseeable), which event, occurrence, fact or change, or consequence thereof, becomes known to the AveXis board of directors prior to the Acceptance Time, other than (i) changes in AveXis' Common Stock price, in and of itself (however, the underlying reasons for such changes may constitute an Intervening Event), (ii) any Company Takeover Proposal or (iii) the fact that, in and of itself, AveXis exceeds any internal or published projections, estimates or expectations of the AveXis' revenue, earnings or other financial performance or results of operations for any period, in and of itself (however, the underlying reasons for such events may constitute an Intervening Event).

        "Superior Company Proposal" means any bona fide written Company Takeover Proposal that if consummated would result in a person or group (or the shareholders of any person) owning, directly or indirectly, (i) 50% or more of the aggregate voting power of the capital stock of AveXis or of the surviving entity or the resulting direct or indirect parent of AveXis or such surviving entity or (ii) 50% or more (based on the fair market value thereof, as determined by the AveXis board of directors) of the assets (including capital stock of AveXis subsidiaries) of AveXis and its subsidiaries, taken as a whole, (A) on terms which the AveXis board of directors determines, in good faith, after consultation with outside counsel and a financial advisor, would result in greater value to the stockholders of AveXis from a financial point of view than the Transactions, taking into account all the terms and conditions of such proposal and the Merger Agreement and (B) that is reasonably capable of being completed relative to the transactions contemplated by the Merger Agreement, taking into account all financial, regulatory, legal and other aspects of such proposal.

AveXis Board of Directors Recommendation

        AveXis has represented to Parent and Purchaser in the Merger Agreement that the AveXis board of directors, at a meeting duly called and held, duly and unanimously adopted resolutions:

  •
  approving and declaring advisable the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement;

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  determining that the Offer, the Merger Agreement and the other transactions contemplated by the Merger Agreement are fair to and in the best interests of AveXis and its stockholders;

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  acknowledging and agreeing that the Merger shall be effected under Section 251(h) of the DGCL and that the Merger shall be effected as soon as practicable following the Acceptance Time; and

  •
  recommending that AveXis' stockholders accept the Offer and tender their Shares pursuant to the Offer (the "Company Board Recommendation").

        Under the Merger Agreement, neither the AveXis board of directors nor any committee thereof may:

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  (A) withdraw or modify in a manner adverse to Parent or Purchaser, or propose publicly to withdraw or modify in a manner adverse to Parent or Purchaser, the Company Board Recommendation or (B) approve or recommend, or propose publicly to approve or recommend, any Company Takeover Proposal or resolve or agree to take any such action (any action described in this bullet being referred to herein as an "Adverse Recommendation Change"); or

  •
  approve or recommend, or propose publicly to approve or recommend, or permit AveXis or any subsidiary of AveXis to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, option agreement, merger agreement, joint venture agreement, partnership agreement or other agreement relating to any Company Takeover Proposal (other than a confidentiality agreement entered into in accordance with the non-solicitation provisions described above), or resolve, agree or publicly propose to take any such action.

        Notwithstanding anything to the contrary in the Merger Agreement, but subject to the terms described in the "—Last Look" section below, if the AveXis board of directors determines, in good faith, after consultation with outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable law, then (A) the AveXis board of directors may make an Adverse Recommendation Change in response to a Superior Company Proposal or an Intervening Event, and (B) if the AveXis board of directors receives a Superior Company Proposal, AveXis may terminate the Merger Agreement, provided that immediately before and as a condition to any such termination, AveXis pays to Parent the fee described in the "—Termination" section below.

        Nothing in the Merger Agreement prevents AveXis from: (A) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act; or (B) making any disclosure to its stockholders if the AveXis board of directors determines, in good faith, after consultation with outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties or applicable law.

        However, the making of an Adverse Recommendation Change will be subject to the terms and conditions of the Merger Agreement. The Merger Agreement excludes from the definition of "Adverse Recommendation Change" (i) any "stop, look and listen" letter or similar communication of the type contemplated by Rule 14d-9(f) promulgated under the Exchange Act and (ii) any disclosure of information to AveXis' stockholders that describes AveXis' receipt of a Company Takeover Proposal and the operation of the Merger Agreement with respect thereto and contains a statement that the AveXis board of directors has not effected an Adverse Recommendation Change.

Last Look

        The AveXis board of directors may not make an Adverse Recommendation Change or terminate the Merger Agreement as described above unless:

  •
  AveXis has provided Parent with written notice at least three business days (or two business days in the case of any amendment to the financial terms or other material terms of such Superior Company Proposal) before taking that action setting forth AveXis' intention to take such action and containing (x) if such action is intended to be taken in response to a Superior Company Proposal, a copy of the most current version of the proposed agreement under which the transaction contemplated by such Superior Company Proposal is proposed to be consummated and the identity of the person making the Superior Company Proposal or (y) if such action is intended to be taken in circumstances involving an Intervening Event, a reasonably detailed description of the underlying facts giving rise to, and the reasons for taking, such action; and

  •
  Parent does not make, within the foregoing three business day period, a binding proposal to amend or modify the Merger Agreement that (x) in the case of any action intended to be taken in response to a Superior Company Proposal, is in the good faith judgment of the AveXis board of directors at least as favorable to the stockholders of AveXis as such Superior Company Proposal (it being understood and agreed that any amendment to the financial terms or other material terms of such Superior Company Proposal will require a new written notification from AveXis and a new two business day period during which Parent can take action in respect of such proposal), or (y) in the case of any action intended to be taken in circumstances involving an Intervening Event, obviates the need for taking such action.

        During any such three or two business day period, AveXis will, and will cause its Representatives to, negotiate in good faith with Parent (to the extent requested by Parent) with respect to any revisions proposed by Parent to the terms of the transactions contemplated by the Merger Agreement.

Regulatory Undertaking

        Each of AveXis, Parent and Purchaser will, and will cause their respective subsidiaries to, use its respective reasonable best efforts to promptly take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, as promptly as practicable, the Offer, the Merger and the other transactions contemplated by the Merger Agreement, including (i) the obtaining of all necessary actions or non-actions, waivers and consents from, the making of all necessary registrations, declarations and filings with and the taking of all reasonable steps as may be necessary to avoid a proceeding by any governmental entity with respect to the Merger Agreement or the transactions contemplated by the Merger Agreement, (ii) the defending or contesting of any proceedings, whether judicial or administrative, challenging the Merger Agreement or the consummation of the transactions contemplated by the Merger Agreement, including seeking to have any stay or temporary restraining order entered by any court or other governmental entity vacated or reversed and (iii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by the Merger Agreement and to fully carry out the purposes of the Merger Agreement.

        Without limiting the generality of the foregoing, but subject in each case to the final sentence of this paragraph, Parent has agreed that its obligation to use reasonable best efforts to take, or cause to be taken, all actions, and to do or cause to be done, all things necessary, proper or advisable to consummate and make effective the Offer, the Merger and the other transactions contemplated by the Merger Agreement includes (A) executing settlements, undertakings, consent decrees, stipulations or other agreements with any governmental entity or with any other person, (B) agreeing to sell, divest or otherwise convey or hold separate any asset or business of Parent, AveXis or any of their respective subsidiaries, (C) permitting AveXis to sell, divest or otherwise convey or hold separate any assets or businesses of AveXis or any of its subsidiaries, (D) terminating existing relationships, contractual rights or obligations of Parent, AveXis or any of their respective subsidiaries, (E) terminating any joint venture or other arrangement of Parent, AveXis or any of their respective subsidiaries, (F) creating any relationship, contractual right or obligation of Parent, AveXis or any of their respective subsidiaries and (G) effectuating any other change or restructuring of AveXis or any of its subsidiaries (and, in the case of actions by or with respect to AveXis or any of its subsidiaries, by consenting to such action by AveXis or such subsidiaries (including any consents required under the Merger Agreement with respect to such action); provided that any such action may, at the discretion of AveXis, be conditioned upon the closing of the Merger), in each case such that all actions or non-actions, waivers and consents from any governmental entity that are necessary in order to consummate the Offer, the Merger and the other transactions contemplated by the Merger Agreement are obtained at least five business days prior to the Outside Date. However, nothing in the Merger Agreement shall require Parent to: (1) agree to sell, divest or otherwise convey or hold separate AVXS-101, (2) permit AveXis to sell, divest or otherwise convey or hold separate AVXS-101, (3) terminate existing relationships, contractual rights or obligations of AveXis or any of its subsidiaries relating to the development of AVXS-101, (4) terminate any joint venture or other arrangement of AveXis or any of its subsidiaries relating to the development of AVXS-101, (5) create any relationship, contractual right or obligation of AveXis or any of its subsidiaries relating to the development of AVXS-101, (6) effectuate any other change or restructuring of AveXis or any of its subsidiaries (and, in the case of actions by or with respect to AveXis or any of its subsidiaries, by consenting to such action by AveXis or such subsidiary) relating to the development of AVXS-101, or (7) enter into any settlement, undertaking, consent decree, stipulation or agreement with any governmental entity to do any of the foregoing in connection with the completion and consummation of the transactions contemplated by the Merger Agreement (each action or condition described in clauses (1)-(7), a "Burdensome Condition").

        Each of the parties is required to promptly (and in no event later than seven business days following the date that the Merger Agreement was executed) make its respective filings under the HSR Act with respect to the transactions contemplated by the Merger Agreement. Under the HSR Act, each of Parent and AveXis is required to file a Premerger Notification and Report Form with the FTC and the Antitrust Division in connection with the purchase of Shares in the Offer, which filings were made on April 13, 2018.

Access to Information

        Other than as prohibited by law and subject to certain conditions and exceptions, AveXis has agreed to afford to Parent and to Parent's Representatives, at Parent's expense, reasonable access during normal business hours to its properties, books and records and contracts and to furnish, as promptly as reasonably practicable, to Parent all information concerning its business, properties and personnel as Parent may reasonably request, so long as it does not unreasonably interfere with the normal operation of AveXis' business.

Director and Officer Indemnification and Insurance

        The Merger Agreement provides that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (and rights to advancement of expenses) in existence on the date of the Merger Agreement in favor of any person who is or prior to the Effective Time becomes, or has been at any time prior to the date of the Merger Agreement, a director, officer, employee or agent (including as a fiduciary with respect to an employee benefit plan) of AveXis, any of its subsidiaries or any of their respective predecessors (each, an "Indemnified Party") as provided in the AveXis certificate of incorporation, the AveXis by-laws, the organizational documents of any AveXis subsidiary or any indemnification agreement between such Indemnified Party and AveXis or any of its subsidiaries in effect as of the date of the Merger Agreement (i) will survive the Merger, (ii) will continue in full force and effect in accordance with their terms with respect to any claims against any such Indemnified Party arising out of such acts or omissions and (iii) will not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party. Parent will ensure that the Surviving Corporation complies with and honors the foregoing obligations.

        Without limiting the above or any rights of any Indemnified Party pursuant to any indemnification agreement, from and after the Acceptance Time, the Surviving Corporation will, to the fullest extent permitted by applicable law, indemnify and hold harmless each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including advancement of reasonable attorney's fees and expenses to the fullest extent permitted by applicable law upon receipt of any undertaking required by applicable law), judgments, fines and amounts paid in settlement of or in connection with any threatened or actual legal proceeding pertaining to (i) the fact that the Indemnified Party is or was a director, officer, employee or agent (including as a fiduciary with respect to an employee benefit plan) of AveXis, any of its subsidiaries or any of their respective predecessors or (ii) the Merger Agreement or any of the transactions contemplated thereby, whether in any case asserted or arising before or after the Effective Time. The Merger Agreement also contains certain customary provisions regarding control of the defense and settlement of legal proceedings subject to such indemnification.

        The Merger Agreement permits AveXis to obtain at or prior to the Effective Time, prepaid or "tail" directors' and officers' liability insurance policies in respect of acts or omissions occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of the Merger Agreement and the transactions contemplated thereby) for the period beginning upon the acceptance for payment of, and payment by Purchaser for, any Shares pursuant to the Offer and ending six years from the Effective Time, covering each Indemnified Party and containing terms (including with respect to coverage and amounts) and conditions (including with respect to deductibles and exclusions) that are, individually and in the aggregate, no less favorable to any Indemnified Party than those of AveXis' directors' and officers' liability insurance policies in effect on the date of the Merger Agreement. If such "tail" insurance policies have been obtained by AveXis, Parent shall cause such "tail" insurance policies to be maintained in full force and effect, for their full term, and cause all obligations thereunder to be honored by the Surviving Corporation. In the event AveXis does not obtain such "tail" insurance policies, then, for the period beginning upon the acceptance for payment of, and payment by Purchaser for, any Shares pursuant to the Offer and ending six years from the Effective Time, Parent will maintain in effect AveXis' directors' and officers' insurance policies in effect on the date of the Merger Agreement in respect of acts or omissions occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of the Merger Agreement and the transactions contemplated thereby). Notwithstanding the foregoing, regardless of whether AveXis obtains the "tail" policy, neither the maximum aggregate annual premium for such "tail" policy nor the maximum aggregate annual premiums for such insurance policies paid by Parent shall exceed an annual premium for such insurance policies in excess of 300% of the annual premium currently payable by AveXis for coverage for its current fiscal year under such insurance.

Employee Matters

        The Merger Agreement provides that, from the Effective Time to December 31, 2019 (the "Continuation Period"), Parent agrees to provide to each individual who is employed by AveXis or its subsidiaries immediately prior to the Effective Time (collectively, the "AveXis Employees"), with, for so long as such AveXis Employee continues to be employed by Parent or its subsidiaries, salary and cash incentive opportunities that are each no less favorable than those provided to such AveXis Employee by AveXis or its subsidiaries immediately prior to the Effective Time and other employee benefits (excluding the value of equity compensation) that are, in the aggregate, substantially comparable to those provided to such AveXis Employee by AveXis or its subsidiaries immediately prior to the Effective Time. Immediately following the Effective Time, AveXis Employees will be eligible to participate in Parent equity plans to the same extent as other similarly situated employees of Parent, AveXis or their respective subsidiaries. Following the Continuation Period, the AveXis Employees will be eligible to participate in the plans of Parent, AveXis or their respective subsidiaries to the same extent as other similarly situated employees of Parent, AveXis or their respective subsidiaries.

        From and after the Effective Time, Parent will or will cause AveXis to assume, honor and continue during the Continuation Period certain scheduled employment, severance, retention, termination and change in control plans, policies, programs and agreements, in each case, as in effect at the Effective Time, including with respect to any payments, benefits or rights arising as a result of the transactions contemplated by the Merger Agreement, without amendment other than as required by law.

        The Merger Agreement also provides that, with certain exceptions, (A) with respect to the employee benefit plans maintained by Parent or its subsidiaries, service credit will be provided to AveXis Employees for all purposes (other than the accrual of benefits under a defined benefit pension plan and sabbatical programs) and (B) with respect to any welfare plan maintained by Parent or any of its subsidiaries, (i) all limitations as to preexisting conditions and similar exclusions will be waived for AveXis Employees to the extent that such limitations were waived, satisfied or did not apply to such AveXis Employees or their dependents under the corresponding AveXis benefit plans and (ii) all AveXis Employees and their eligible dependents will be provided with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any analogous deductibles or out-of-pocket maximum requirements to the extent applicable under such plans.

Approval of Compensation Arrangements

        Pursuant to the Merger Agreement, AveXis has agreed (acting through the AveXis board of directors and its compensation committee) to take all such steps as may be required to cause to be exempt under Rule 14d-10(d) promulgated under the Exchange Act any employment compensation, severance or other employee benefit arrangement that has been, or after the date of the Merger Agreement will be, entered into by AveXis or any of its subsidiaries with current or future directors, officers, employees or other service providers of AveXis or any of its subsidiaries and to ensure that any such arrangements fall within the non-exclusive safe harbor provisions of such rule.

        In addition, AveXis has agreed to take all reasonable steps as may be required to cause any dispositions of AveXis equity securities (including derivative securities) in connection with the Merger Agreement by each individual who is a director or officer of AveXis subject to Section 16 of the Exchange Act to be exempt under Rule 16b-3 under the Exchange Act.

Conditions of the Offer

        See "Section 14—Conditions of the Offer."

Conditions to the Merger

        The obligation of each party to effect the Merger is subject to the satisfaction or waiver of the following conditions:

  •
  No judgment, order, injunction or decree issued by any Governmental Entity of competent jurisdiction or law or other legal restraint or prohibition (collectively, "Legal Restraints") preventing or prohibiting the consummation of the Merger will be in effect; and

  •
  Purchaser will have accepted for payment all Shares validly tendered and not withdrawn pursuant to the Offer.

        The Merger Agreement provides that (A) neither Parent nor Purchaser may rely on the failure of any Offer Condition or any condition to the Merger to be satisfied if such failure was caused by the failure of Parent or Purchaser to perform any of its obligations under the Merger Agreement, to act in good faith or to use its reasonable best efforts to consummate the Offer, the Merger and the other transactions contemplated by the Merger Agreement, as required by and subject to the undertakings described in "Section 15—Certain Legal Matters" and (B) AveXis may not rely on the failure of any condition to the Merger to be satisfied if such failure was caused by its failure to perform any of its obligations under the Merger Agreement, to act in good faith or to use its reasonable best efforts to consummate the Merger and the other transactions contemplated by the Merger Agreement, as required by and subject to the undertakings described in "Regulatory Undertaking" above.

Termination

        The Merger Agreement may be terminated at any time prior to the Acceptance Time:

  •
  by mutual written consent of Parent, Purchaser and AveXis;

  •
  by either Parent or AveXis, if:

  •
  the Acceptance Time has not occurred on or before the Initial Outside Date; provided, however, that if, on June 27, 2018, all conditions to the Offer, other than (i) the Minimum Tender Condition and (ii) the Offer Conditions relating to the expiration or termination of the waiting period (or any extensions thereof) under the HSR Act without the imposition a Burdensome Condition or the existence of a legal restraint preventing or prohibiting the consummation of the Offer or the Merger or imposing a Burdensome Condition (solely, in the case of any such legal restraint, relating to a legal restraint in respect of the HSR Act or any competition, merger control, antitrust or similar law of any jurisdiction), shall have been satisfied or waived, then Parent may, in its sole discretion, elect to extend the Outside Date to October 6, 2018; provided, further, that (i) during the period between July 6, 2018 and October 6, 2018, Parent retains a termination right if and only if the conditions related to the expiration or termination of the waiting period (or any extensions thereof) under the HSR Act without the imposition a Burdensome Condition or the existence of a legal restraint preventing or prohibiting the consummation of the Offer or the Merger or imposing a Burdensome Condition (solely, in the case of any such legal restraint, relating to a legal restraint in respect of the HSR Act or any competition, merger control, antitrust or similar law of any jurisdiction) have not been satisfied at such time; and (ii) the right to terminate the Merger Agreement pursuant to this termination right will not be available to a party if the failure to consummate the Offer is the result of a material breach of the Merger Agreement by such party (an "Outside Date Termination"); or

    •
    any Legal Restraint permanently preventing or prohibiting consummation of the Offer or the Merger will be in effect and will have become final and non-appealable; provided that the party seeking to terminate the Merger Agreement pursuant to this termination right must have complied with its obligations described in "Regulatory Undertaking" above in respect of any such Legal Restraint;

  •
  by Parent, if:

  •
  AveXis breaches or fails to perform any of its representations, warranties or covenants contained in the Merger Agreement, which breach or failure to perform (i) would give rise to the failure of the conditions described in the second and third bullets of "Section 14—Conditions of the Offer" to be satisfied and (ii) such failure cannot be or has not been cured prior to the earlier of (x) 30 days after the giving of written notice to AveXis of such breach and (y) the Outside Date (so long as that Parent and Purchaser are not then in material breach of any representation, warranty or covenant contained in the Merger Agreement) (such termination right, the "AveXis Breach Termination Right"); or

  •
  (i) the AveXis board of directors shall have failed to include the Company Board Recommendation in the Schedule 14D-9 when mailed, or shall have effected an Adverse Recommendation Change; (ii) in the case of a tender offer or exchange offer subject to Regulation 14D under the Exchange Act that constitutes a Company Takeover Proposal, other than the Offer, the AveXis board of directors fails to recommend, in a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9, rejection of such tender offer or exchange offer within ten business days of the commencement of such tender offer or exchange offer; (iii) there shall have been an intentional and material breach by AveXis of certain of its obligations described above under "—No Solicitation"; or (iv) the AveXis board of directors fails to publicly reaffirm the Company Board Recommendation within ten business days after Parent requests in writing following the date any Company Takeover Proposal is first made public; provided, that Parent may only make such request once with respect to any Company Takeover Proposal (provided that each time a Company Takeover Proposal is revised, Parent shall be entitled to make a new request) (a "Change of Recommendation Termination");

  •
  by AveXis, if:

  •
  Purchaser terminates the Offer prior to the Expiration Date (as such Expiration Date may be extended and re-extended as described in "—Extensions of the Offer"), other than in accordance with the Merger Agreement;

  •
  Parent or Purchaser breaches or fails to perform any of its representations, warranties or covenants contained in the Merger Agreement (without regard to certain qualifications or exceptions contained therein), which breach or failure to perform (i) had or would reasonably be expected to, individually or in the aggregate, result in a change, effect, event or occurrence that prevents or materially delays (x) the consummation of the Offer, the Merger and the other transactions contemplated by the Merger Agreement or (y) the ability of Parent to perform its obligations under the Merger Agreement in any material respect and (ii) has not been cured prior to the earlier of (x) 30 days after the giving of written notice to Parent or Purchaser of such breach and (y) the Outside Date (provided that AveXis is not then in material breach of any representation, warranty or covenant contained in the Merger Agreement); or

    •
    the AveXis board of directors has received a Superior Company Proposal and substantially concurrently with such termination enters into a binding, written definitive acquisition agreement providing for the consummation of such Superior Company Proposal, AveXis has complied in all material respects with its obligations described under "—Last Look" and AveXis has paid, or simultaneously with the termination of the Merger Agreement pays, the fee described in "—AveXis Termination Fee" (a "Superior Proposal Termination").

        In the event of the termination of the Merger Agreement in accordance with its terms, the Merger Agreement will become void and of no effect (except for certain customary obligations, obligations related to termination and the payment obligations described under the sections below entitled "—AveXis Termination Fee," "—Parent Termination Fee" and "—Fees and Expenses"), without any liability or obligation on the part of Parent or Purchaser, on the one hand, or AveXis, on the other hand, except that the termination of the Merger Agreement will not relieve or release any party from any liability arising out of its willful and material breach of the Merger Agreement that resulted in such termination.

AveXis Termination Fee

        AveXis has agreed to pay Parent a termination fee of $284,000,000 in cash (the "AveXis Termination Fee") in the event that:

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  AveXis effects a Superior Proposal Termination;

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  Parent effects a Change of Recommendation Termination; or

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  all of the following occur:

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  after the date of the Merger Agreement, a Company Takeover Proposal (for purposes of this trigger of the AveXis Termination Fee, substituting 50% for the 20% thresholds contained in the definition of "Company Takeover Proposal" described above under "—No Solicitation") is publicly proposed or announced or the making or existence of a Company Takeover Proposal has otherwise become publicly known and such Company Takeover Proposal is not publicly withdrawn:

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  in the case of the Merger Agreement being subsequently terminated by Parent pursuant to the AveXis Breach Termination Right, prior to the time of the breach or failure to perform giving rise to such termination; or

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  in the case of the Merger Agreement being subsequently terminated pursuant to the Outside Date Termination right, prior to the date that is two business days prior to the final expiration date of the Offer;

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  after such proposal becomes publicly known, the Merger Agreement is terminated by either Parent or AveXis pursuant to the Outside Date Termination right or by Parent pursuant to the AveXis Breach Termination Right;

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  in the case of a termination pursuant to the Outside Date Termination right, at the final expiration date of the Offer, the Offer Conditions set forth in clause (ii) of the first paragraph of and the first bullet of "Section 14—Conditions of the Offer" have been satisfied, but the Minimum Tender Condition has not been satisfied; and

    •
    within nine months of such termination AveXis enters into a definitive agreement to consummate, or consummates, the transactions contemplated by a Company Takeover Proposal.

        In no event will AveXis be required to pay the AveXis Termination Fee on more than one occasion, whether or not the AveXis Termination Fee may be payable under more than one provision of the Merger Agreement at the same or at different times and the occurrence of different events.

        Except in the case of fraud or willful and material breach of the Merger Agreement, payment of the AveXis Termination Fee will constitute the sole and exclusive remedy of Parent and Purchaser against AveXis and its subsidiaries and their respective current, former or future Representatives for any loss suffered as a result of the failure of the transactions contemplated by the Merger Agreement to be consummated, and upon payment of the AveXis Termination Fee, none of AveXis or its subsidiaries or any of their respective current, former or future Representatives will have any further liability or obligation relating to or arising out of the Merger Agreement or the transactions contemplated thereby.

Parent Termination Fee

        Parent has agreed to pay AveXis a termination fee of $437,000,000, plus, if applicable, the additional amount described in the following sentence, in cash (the "Parent Termination Fee"), in the event that:

  •
  Parent or AveXis terminates the Merger Agreement due to the existence of a Legal Restraint arising under the HSR Act or any similar merger control law which permanently prevents or prohibits consummation of the Offer or the Merger and which has become final and non-appealable; or

  •
  AveXis or Parent effects an Outside Date Termination, and at the time of such termination, the Offer Conditions set forth in clause (ii) of the first paragraph of or the first bullet of "Section 14—Conditions of the Offer" shall not have been satisfied (with regard to the condition set forth in the first bullet of such section, as a result of a Legal Restraint arising under the HSR Act or any similar merger control law) (and the failure of such conditions are not primarily caused by a breach of the provisions described in "Regulatory Undertaking" above by AveXis), and all of the other conditions to the obligations of Parent and Purchaser to consummate the Offer (other than the Minimum Tender Condition) have been satisfied or waived (except for those conditions that by their terms are to be satisfied at the consummation of the Offer, provided such conditions were then capable of being satisfied if the consummation of the Offer had taken place).

        In the event that Parent elects to extend the Outside Date beyond July 6, 2018, the amount of the Parent Termination Fee shall be increased, such that the amount of the fee instead will be: (i) $542,000,000 if the termination occurs between July 7, 2018 and August 5, 2018, and (ii) $632,000,000 if the termination occurs between August 6, 2018 and September 4, 2018 and (iii) $722,000,000 if the termination occurs on or after September 5, 2018.

        Except in the case of fraud or willful and material breach of the Merger Agreement, payment of the Parent Termination Fee will constitute the sole and exclusive remedy of AveXis against Parent and Purchaser and their respective current, former or future Representatives for any loss suffered as a result of the failure of the transactions contemplated by the Merger Agreement to be consummated, and upon payment of the Parent Termination Fee, none of Parent or Purchaser or any of their respective current, former or future Representatives will have any further liability or obligation relating to or arising out of the Merger Agreement or the transactions contemplated thereby.

Fees and Expenses

        Subject to certain exceptions and subject to the provisions described in "—AveXis Termination Fee" and "—Parent Termination Fee," all fees and expenses incurred in connection with the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement will be paid by the party incurring such fees or expenses, whether or not the Offer or the Merger is consummated.

Amendment; Waiver

        Prior to the Effective Time, any provision of the Merger Agreement may be amended at any time by a written instrument signed the parties, except that after the Acceptance Time, the parties may not approve any amendment or termination of the agreement by mutual consent if that amendment or termination is not also consented to by the AveXis board of directors and, at the time of such consent, either (x) a majority of the directors on the AveXis board of directors are Continuing Directors or (y) if the Continuing Directors constitute a minority of the AveXis board of directors, each Continuing Director approves such amendment or termination. After the Effective Time, the Merger Agreement may not be amended. For purposes of this paragraph, the term "Continuing Directors" refers to directors who served on the AveXis board of directors on the date of the Merger Agreement or who were nominated or designated to be directors by a majority of the directors on the AveXis board of directors on the date of the Merger Agreement.

OTHER AGREEMENTS

Confidentiality Agreement

        AveXis and Novartis International AG, a wholly-owned subsidiary of Parent ("Novartis International"), entered into a confidentiality agreement dated as of March 5, 2018. As a condition to being furnished Evaluation Material (as defined in the Confidentiality Agreement), Novartis International agreed, subject to certain exceptions, that, during the term of the Confidentiality Agreement, it would, and it would direct its representatives to, keep such Evaluation Material confidential and to use such information solely for the purpose of evaluating and potentially negotiating and implement a possible transaction between the parties. The Confidentiality Agreement contains standstill provisions with a term of 15 months that would automatically terminate before the expiration of such term in certain situations, including the entry by AveXis into an agreement governing a fundamental transaction with a third party. The Confidentiality Agreement expires on March 5, 2021. The foregoing summary description of the Confidentiality Agreement does not purport to be complete and is qualified in its entirety by reference to the Confidentiality Agreement, which Purchaser has filed as Exhibit (d)(2) to the Schedule TO and is incorporated herein by reference.

14.  Conditions of the Offer

        Notwithstanding any other term of the Offer or the Merger Agreement, Purchaser shall not be required to, and Parent shall not be required to cause Purchaser to, accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), pay for any Shares unless (i) there shall have been validly tendered in the Offer and "received" by the "depositary" (as such terms are defined in Section 251(h) of the DGCL) and not properly withdrawn prior to the expiration of the Offer that number of Shares (excluding for the avoidance of doubt all Shares delivered pursuant to guaranteed delivery instructions for which certificates have not yet been delivered) which would represent one more share than 50% of the total number of Shares of Common Stock outstanding at the time of the consummation of the Offer, including for the purposes of this calculation, the aggregate number of shares of AveXis common stock issuable to holders of AveXis stock options, AveXis warrants, AveXis restricted stock units and AveXis performance stock units (the "Minimum Tender Condition") and (ii) any waiting period (or any extension thereof) applicable to the purchase of Shares pursuant to the Offer and the consummation of the Merger under the HSR Act shall have expired or been terminated without the imposition of a Burdensome Condition.

        Furthermore, notwithstanding any other term of the Offer or the Merger Agreement, Purchaser shall not be required to, and Parent shall not be required to cause Purchaser to, accept for payment or, subject as aforesaid, to pay for any Shares not theretofore accepted for payment or paid for if, at the expiration of the Offer, any of the following conditions exist:

  •
  there shall be any judgment issued by any governmental entity of competent jurisdiction or law or other legal restraint or prohibition in effect preventing or prohibiting the consummation of the Offer or the Merger or imposing a Burdensome Condition;

  •
  (A) any representation and warranty of AveXis set forth in Article III of the Merger Agreement (other than with respect to organization, standing and power; capital structure; authority, execution and delivery, enforceability; any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect; and brokers and other advisors) shall not be true and correct at such time, except to the extent such representation and warranty expressly relates to a specified date (in which case on and as of such specified date), other than for such failures to be true and correct that would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect (for purposes of determining the satisfaction of this condition, without regard to any qualifications or exceptions contained therein as to "materiality" or Company Material Adverse Effect), (B) any representation and warranty of AveXis with respect to capital structure (other than with respect to evidence of stock options, restricted stock units and performance stock units) shall not be true and correct other than in de minimis respects at such time, except to the extent such representation and warranty expressly relates to a specified date (in which case on and as of such specified date), (C) any representation and warranty of AveXis with respect to organization, standing and power; evidence of stock options, restricted stock units and performance stock units; authority, execution and delivery, enforceability; or brokers and other advisors, shall not be true and correct in all material respects at such time, except to the extent such representation and warranty expressly relates to a specified date (in which case on and as of such specified date), and (D) any representation and warranty of AveXis with respect to any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect shall not be true and correct in all respects at such time;

  •
  AveXis shall have failed to comply with or perform in all material respects all obligations to be performed by it as of such time under the Merger Agreement;

  •
  AveXis shall have failed to deliver to Parent a certificate signed by an executive officer of AveXis, dated as of the Expiration Date, certifying that the Offer Conditions specified in the preceding two bullets do not exist; or

  •
  the Merger Agreement shall have been terminated in accordance with its terms.

        The foregoing conditions shall be in addition to, and not a limitation of, the rights of Parent and Purchaser to extend, terminate or modify the Offer in accordance with the terms and conditions of the Merger Agreement. The foregoing conditions are for the sole benefit of Parent and Purchaser and, subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC, may be waived by Parent and Purchaser in whole or in part at any time and from time to time in their sole discretion (other than the Minimum Tender Condition and the Termination Condition).

15.  Certain Legal Matters

        Except as described in this Section 15—"Certain Legal Matters," none of AveXis, Purchaser or Parent is aware of any license or regulatory permit that appears to be material to the business of AveXis that might be adversely affected by Purchaser's acquisition of the Shares in the Offer or of any approval or other action by a domestic or foreign governmental, administrative or regulatory agency or authority that would be required for the acquisition and ownership of the Shares by Purchaser in the Offer. Should any such approval or other action be required, we presently intend to seek such approval or other action, except as described below under "—Business Combination Statutes." Except as otherwise described in this Offer to Purchase, although Purchaser does not presently intend to delay the acceptance for payment of, or payment for, Shares tendered in the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to AveXis' business or that certain parts of AveXis' business might not have to be disposed of or other substantial conditions complied with in the event that such approvals were not obtained or such other actions were not taken in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, Purchaser could decline to accept for payment or pay for any Shares tendered. See Section 14—"Conditions of the Offer."

        Antitrust Matters.    The Offer and the Merger are subject to the HSR Act, which provides that parties to certain mergers or acquisitions notify the Antitrust Division of the Department of Justice (the "DOJ") and the Federal Trade Commission (the "FTC") of the proposed transaction and wait a specific period of time before closing while the agencies review the proposed transaction.

        On April 13, 2018, Parent filed a premerger Notification and Report Form under the HSR Act with the DOJ and the FTC in connection with the purchase of the Shares in the Offer and the Merger. On April 13, 2018, AveXis filed a premerger Notification and Report Form under the HSR Act with the DOJ and the FTC in connection with the Offer and the Merger. Parent's filing triggered a 15-day initial waiting period, for which early termination was requested. However, the DOJ or the FTC may extend the waiting period by requesting additional information or documentary material from Parent. If such a request is made, such waiting period will expire at 11:59 p.m., New York City time, on the tenth day after substantial compliance by Parent with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of Parent. In practice, complying with a request for additional information or material can take a significant amount of time. In addition, if the DOJ or the FTC raise substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay the transaction while such negotiations continue. We are not required to accept for payment Shares tendered in the Offer unless and until the waiting period requirements imposed by the HSR Act with respect to the Offer have been satisfied. See Section 14—"Conditions of the Offer."

        The FTC and the DOJ sometimes scrutinize the legality under the Antitrust Laws (as defined below) of transactions such as Purchaser's acquisition of Shares in the Offer and the Merger. At any time before or after Purchaser's acquisition of Shares, either the DOJ or the FTC could take such action under the Antitrust Laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of Shares in the Offer or otherwise seeking divestiture of Shares acquired by Purchaser or divestiture of substantial assets of AveXis or Parent or its subsidiaries. Private parties, as well as state governments, may also bring legal action under the Antitrust Laws under certain circumstances.

        There can be no assurance that a challenge on antitrust grounds to the Offer or other acquisition of Shares by Purchaser on antitrust grounds will not be made or, if such a challenge is made, of the result. See Section 14—"Conditions of the Offer" for certain conditions of the Offer, including conditions with respect to litigation and certain government actions.

        As used in this Offer to Purchase, "Antitrust Laws" means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other applicable laws and regulations (including non U.S. laws and regulations) issued by a Governmental Body that are designed or intended to preserve or protect competition, prohibit and restrict agreements in restraint of trade or monopolization, attempted monopolization, restraints of trade and abuse of a dominant position, or to prevent acquisitions, mergers or other business combinations and similar transactions, the effect of which may be to lessen or impede competition or to tend to create or strengthen a dominant position or to create a monopoly.

        Business Combination Statutes.    AveXis is incorporated under the laws of the State of Delaware and is subject to the provisions of Section 203 of the DGCL (the "Business Combination Provisions"), which imposes certain restrictions upon business combinations involving AveXis. The following description is not complete and is qualified in its entirety by reference to the provisions of the Business Combination Provisions. In general, the Business Combination Provisions prevent a Delaware corporation from engaging in a "business combination" (which is defined to include a variety of transactions, including mergers) with an "interested stockholder" for a period of three years following the time such person became an interested stockholder unless:

  •
  prior to such time the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

  •
  upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

  •
  at or subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

        For purposes of the Business Combination Provisions, the term "interested stockholder" generally means any person (other than the corporation and any direct or indirect majority-owned subsidiary of the corporation) that (i) is the owner of 15% or more of the outstanding voting stock of the corporation or (ii) is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the affiliates and associates of such person.

        Upon consummation of the Offer, Parent and Purchaser could collectively be deemed to be an "interested stockholder" for purposes of the Business Combination Provisions and, absent the prior approval of the AveXis board of directors, the Business Combination Provisions could prohibit consummation of the Merger for a period of three years following consummation of the Offer. However, AveXis' board of directors have approved the execution of the Merger Agreement, the Offer and the Merger. Accordingly, Parent and Purchaser do not believe that the Business Combination Provisions, or any similar business combination laws or regulations of any other state will be an impediment to the consummation of the Offer or the Merger.

        A number of states have adopted laws and regulations that purport to apply to attempts to acquire corporations that are incorporated in such states, or whose business operations have substantial economic effects in such states, or which have substantial assets, security holders, employees, principal executive offices or principal places of business in such states. We have not attempted to comply with any state takeover statutes in connection with the Offer or the Merger, other than the Business Combination Provisions. We reserve the right to challenge the validity or applicability of any state law or regulation allegedly applicable to the Offer or the Merger, and nothing in this Offer to Purchase or any action that we take in connection with the Offer is intended as a waiver of that right. In the event that it is asserted that one or more takeover or business combination statutes applies to the Offer or the Merger, and it is not determined by an appropriate court that the statutes in question do not apply or are invalid as applied to the Offer or the Merger, as applicable, we may be required to file certain documents with, or receive approvals from, the relevant state authorities, and if such a governmental authority sought or obtained an injunction seeking to prevent our purchase of Shares in the Offer, we might be unable to accept for payment or purchase Shares tendered in the Offer or be delayed in completing the Offer. In that case, we may not be obligated to accept for purchase, or pay for, any Shares tendered.

        Stockholder Approval Not Required.    Section 251(h) of the DGCL provides that stockholder approval of a merger is not required if certain requirements are met, including that (i) the acquiring company consummates a tender offer for any and all of the outstanding common stock of the company to be acquired that, absent Section 251(h) of the DGCL, would be entitled to vote on the Merger Agreement and (ii) following the consummation of such tender offer, the acquiring company owns at least such percentage of the stock of the company to be acquired that, absent Section 251(h) of the DGCL, would be required to adopt the Merger Agreement. If the Minimum Tender Condition is satisfied and we accept Shares for payment pursuant to the Offer, we will have received a sufficient number of Shares to ensure that AveXis will not be required to submit the adoption of the Merger Agreement to a vote of the stockholders of AveXis. Following the consummation of the Offer and subject to the satisfaction of the remaining conditions set forth in the Merger Agreement, Parent, Purchaser and AveXis will effect the Merger as soon as practicable, without a vote of stockholders of AveXis in accordance with Section 251(h) of the DGCL.

        Going Private Transactions.    The SEC has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger or other business combination following the purchase of Shares pursuant to the Offer in which Purchaser seeks to acquire the remaining Shares not then held by it. Purchaser believes that Rule 13e-3 will not be applicable to the Merger because it is anticipated that the Merger will be effected within one year following completion of the Offer and, in the Merger, stockholders will receive the same price per Share as paid in the Offer. Rule 13e-3 would otherwise require, among other things, that certain financial information concerning AveXis and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders be filed with the SEC and disclosed to stockholders before completion of a transaction.

        Appraisal Rights.    Holders of the Shares do not have appraisal rights in connection with the Offer. However, if the Merger is consummated, holders of the Shares at the Effective Time will have certain rights under the provisions of Section 262 of the DGCL, including the right to demand appraisal of, and to receive payment in cash of the fair value of, their Shares. AveXis stockholders who demand appraisal and comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares (excluding any appreciation or depreciation in anticipation of the Merger) and to receive payment of such fair value in cash, together with a fair rate of interest thereon, if any. Any such judicial determination of the fair value of the Shares could be based upon factors other than, or in addition to, the price per Share to be paid in the Merger or the market value of the Shares. The value so determined could be more or less than, or the same as, the price per Share to be paid in the Merger.

        Under Section 262 of the DGCL, where a merger is approved under Section 251(h), either a constituent corporation before the effective date of the merger, or the surviving corporation within 10 days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of Section 262 of the DGCL. The Schedule 14D-9 will constitute the formal notice of appraisal rights under Section 262 of the DGCL.

        The foregoing summary of the rights of stockholders seeking appraisal rights under the DGCL does not purport to be a complete statement of the procedures to be followed by stockholders desiring to exercise any appraisal rights available under the DGCL. The preservation and exercise of appraisal rights require strict adherence to the applicable provisions of the DGCL. If a stockholder withdraws or loses his right to appraisal, such holder's Shares will be automatically converted in the Merger into, and represent only the right to receive, the price per Share to be paid in the Merger, without interest.

16.  Fees and Expenses

        Except as set forth below, we will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares in the Offer.

        Purchaser has retained American Stock Transfer & Trust Company, LLC to act as the Depositary and paying agent in connection with the Offer. Such firm will receive reasonable and customary compensation for its services. Purchaser has also agreed to reimburse such firm for certain reasonable out of pocket expenses and to indemnify such firm against certain liabilities in connection with its services, including certain liabilities under the federal securities laws.

        Purchaser has retained Innisfree M&A Incorporated to act as the Information Agent in connection with the Offer. Purchaser has also agreed to reimburse such firm for certain reasonable out of pocket expenses and to indemnify such firm against certain liabilities in connection with its services, including certain liabilities under the federal securities laws. In connection with its engagement, the Information Agent may contact holders of Shares by personal interview, mail, electronic mail, telephone, telex or other methods of electronic communication and may request that brokers, dealers, commercial banks, trust companies and other nominees forward the Offer materials to beneficial holders of Shares.

        Except as set forth above, Purchaser will not pay any fees or commissions to any broker or dealer or other person for making solicitations or recommendations in connection with the Offer. Brokers, dealers, commercial banks, trust companies and other nominees will be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding material to their customers.

17.  Miscellaneous

        Purchaser is not aware of any jurisdiction in which the making of the Offer or the tender of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. If Purchaser becomes aware of any jurisdiction in which the making of the Offer would not be in compliance with applicable law, Purchaser will make a good faith effort to comply with any such law. If, after such good faith effort, Purchaser cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

        No person has been authorized to give any information or to make any representation on our behalf not contained in this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery and, if given or made, such information or representation must not be relied upon as having been authorized.

        Purchaser filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 under the Exchange Act, together with the exhibits thereto, furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, AveXis has filed a Solicitation/Recommendation Statement on Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act, together with exhibits thereto, setting forth its recommendation and furnishing certain additional related information. Such Schedules and any amendments thereto, including exhibits, may be examined and copies may be obtained in the manner set forth in Section 8—"Certain Information Concerning AveXis" and Section 9—"Certain Information Concerning Parent and Purchaser."

Novartis AM Merger Corporation

April 17, 2018

 SCHEDULE I—DIRECTORS AND EXECUTIVE OFFICERS OF PARENT AND PURCHASER

        1.    Directors and Executive Officers of Parent.    The following table sets forth the name, present principal occupation or employment and material occupations, positions, offices or employment during at least the past five years for each of Parent's directors and executive officers. Unless otherwise noted, the current business address of each person identified below is CH-4002 Basel, Switzerland, and the current business phone number of each such person is +41 61 324 1111.

Name, Citizenship and Business Address (If Applicable)	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Joerg Reinhardt, German	Function at Parent. Joerg Reinhardt, Ph.D., has been Chairman of the Board of Directors since 2013. He has also served as Chairman of the Research & Development Committee and Chairman of the Board of Trustees of the Novartis Foundation since 2012. Prior to that time, he was Parent's Chief Operating Officer from 2008 to 2010, and Head of the Vaccines and Diagnostics Division from 2006 to 2008. He was also Chairman of the Board of the Genomics Institute of the Novartis Research Foundation in the United States from 2000 to 2010.

Other Activities.    Since 2017, Mr. Reinhardt has been a non-executive board member of Swiss Re (located at Mythenquai 50/60, Zurich, 8022 Switzerland; tel.: +41 43 285 2121), the principal business of which is reinsurance. He previously was chairman of the board of management and the executive committee of Bayer HealthCare, Germany. He was also a member of the supervisory board of MorphoSys AG in Germany from 2001 to 2004, and from 2012 to 2013 he served as a member of the board of directors of Lonza Group AG (located at Muenchensteinerstrasse 38, CH-4002 Basel, Switzerland; tel.: +41 61 316 81 11), the principal business of which is pharmaceuticals and biotechnology.

Professional Background.    Mr. Reinhardt graduated with a doctorate in pharmaceutical sciences from Saarland University in Germany. He joined Sandoz Pharma Ltd. in 1982 and held various positions at Sandoz and later at Parent, including Head of Development.

Enrico Vanni, Swiss

Function at Parent.    Enrico Vanni, Ph.D., has been a member of the Board of Directors since 2011 and qualifies as an independent Non-Executive Director. He is Vice Chairman of the Board of Directors and Chairman of the Compensation Committee. He is also a member of the Audit and Compliance Committee and the Governance, Nomination and Corporate Responsibilities Committee.

Name, Citizenship and Business Address (If Applicable)	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years

Other Activities.    Since his retirement as director of McKinsey & Company in 2007, Mr. Vanni has been an independent consultant. He is a board member of several companies working in industries from healthcare to private banking, including, since 2013, Advanced Oncotherapy PLC (located at Third Floor, 4 Tenterden Street, London W1S 1TE, United Kingdom; tel.: +44 0203 617 8728), the principal business of which is the development of cancer treatment through proton therapy technology. Mr. Vanni is also a board member of several non-listed companies, including, since 2014, Lombard Odier SA (located at Third Floor, 4 Tenterden Street, London W1S 1TE, United Kingdom; tel.: +44 0203 617 8728), the principal business of which is banking with a specialization in asset and wealth management and private banking services; since 2008, Banque Privée BCP (Suisse) SA (located at 4 Place Du Molard, 1204 Geneva, Switzerland; tel.: +41 22 318 92 92), the principal business of which is private banking; since 2010, Eclosion2 (located at Campus Biotech Innovation Park, Bâtiment F2, Av. Sécheron 15, 1201 Geneva, Switzerland; tel.: +41 22 544 29 34) , the principal business of which is investing in therapeutics and platform technologies; and, since 2008, Denzler & Partners SA (located at Rue du Vieux-Marché 10, 1260 Nyon, Switzerland; tel.: +41 22 994 89 00), the principal business of which is management resources consulting.

Professional Background.    Mr. Vanni holds an engineering degree in chemistry from the Federal Polytechnic School of Lausanne, Switzerland; a doctorate in chemistry from the University of Lausanne; and the degree of Master of Business Administration from INSEAD in Fontainebleau, France. He began his career as a research engineer at the International Business Machines Corp. (IBM) in California and joined McKinsey in Zurich in 1980. He managed the Geneva office for McKinsey from 1988 to 2004, and consulted for companies in the pharmaceutical, consumer and finance sectors. He led McKinsey's European pharmaceutical practice and served as a member of the firm's partner review committee prior to his retirement in 2007.

Nancy C. Andrews, American

Function at Parent.    Nancy C. Andrews, M.D., Ph.D., has been a member of the Board of Directors since February 2015. She qualifies as an independent Non-Executive Director and is a member of the Research & Development Committee and the Risk Committee.

Name, Citizenship and Business Address (If Applicable)	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years

Other Activities.    From 2007 to 2017, Dr. Andrews served as dean of the Duke University School of Medicine (located at Duke University Medical Center Greenspace, Durham, NC 27710; tel.: 919 684 2985) and as vice chancellor for academic affairs at Duke University (located at 2138 Campus Drive, PO Box 90586, Durham, NC 27708; tel.: 919 684 8111). She is also a professor of pediatrics, pharmacology and cancer biology at Duke, a position she has held since 2007, and has been elected as a fellow of several organizations, including, since 2006, the American Association for the Advancement of Science (located at 1200 New York Ave NW, Washington, D.C. 20005; tel.: 202 326 6400), the principal purpose of which is the promotion of the sciences; also since 2006, the National Academy of Medicine (located at 500 5th Street NW, Washington, DC 20001; tel.: 202 334 2000), the principal purpose of which is supporting those in the health and medical fields; and, since 2007, the American Academy of Arts and Sciences (located at 136 Irving Street, Cambridge, MA 02138; tel.: 617 441 6100), the principal purpose of which is providing scholarship in the arts and sciences. She is also the chair of the board of directors of the American Academy of Arts and Sciences and, since 2011, of the Burroughs Wellcome Fund (located at 21 T. W. Alexander Drive, Research Triangle Park, NC 27709; tel.: 919 991 5100), the principal purpose of which is independent biomedical research. Since 2017, Dr. Andrews has been a member of the Massachusetts Institute of Technology (MIT) Corporation (77 Massachusetts Avenue, Cambridge MA 02139; tel.: 617 253 5614), the principal business of which is to make decisions for MIT. She is the former president of the American Society for Clinical Investigation (located at 2015 Manchester Rd, Ann Arbor, MI 48104; tel.: 734 222 6050), the principal purpose of which is honor and support physician-scientists, and has been a member of that society since 1998. Since 2006, Dr. Andrews has served on the Council of the National Academy of Medicine, and, since 2008, on the Scientific Management Review Board of the U.S. National Institutes of Health (9000 Rockville Pike, Bethesda, Maryland 20892; tel.: 301 496 4000), the principal purpose of which is to develop and distribute biomedical and public health research for the U.S. government.

Name, Citizenship and Business Address (If Applicable)	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years

Professional Background.    Dr. Andrews holds a doctorate in biology from MIT and the degree of Doctor of Medicine from Harvard Medical School. She completed her residency and fellowship training in pediatrics and hematology/oncology at Boston Children's Hospital and the Dana-Farber Cancer Institute, and served as an attending physician at Boston Children's Hospital. Prior to joining Duke, Dr. Andrews was director of the Harvard/MIT M.D.-Ph.D. Program and dean of basic sciences and graduate studies, as well as professor of pediatrics, at Harvard Medical School. From 1993 to 2006, she was a biomedical research investigator at the Howard Hughes Medical Institute. Her research expertise is in iron homeostasis and mouse models of human diseases.

Dimitri Azar, American

Function at Parent.    Dimitri Azar, M.D., has been a member of the Board of Directors since 2012. He qualifies as an independent Non-Executive Director and is a member of the Audit and Compliance Committee and the Research & Development Committee.

Other Activities.    Since 2011, Dr. Azar has served as dean of the College of Medicine and professor of ophthalmology, bioengineering and pharmacology at the University of Illinois at Chicago (located at 1835 W Polk St, Chicago, IL 60612; tel.: 312 996 7000). From 2006 to 2011, Dr. Azar was the head of the Department of Ophthalmology and Visual Sciences at the University of Illinois at Chicago. Since 2007, he has been a member of the American Ophthalmological Society (located at 655 Beach Street, San Francisco, California 94109; tel.: 415 561 8578), the principal purpose of which is supporting ophthalmologists. From 2014 to 2015, Dr. Azar was president of the Chicago Ophthalmological Society (located at 10 W Phillip Rd. Suite 120 Vernon Hills, IL 60061; tel.: 847 680 1666), the principal purpose of which is to advance educational opportunities for ophthalmologists in the Chicagoland area. In 2017, he was elected president of the Chicago Medical Society (located at 515 N Dearborn St, Chicago, IL 60654; tel.: 312 670 2550), the principal purpose of which is the cultivation of the science and art of medicine, promotion of the sharing of professional experience and encouragement of enthusiasm for the profession among its members. Additionally, he is on the board of the Tear Film and Ocular Surface Society; since 2015, the board of Verb Surgical (located at 2450 Bayshore Pkwy #100, Mountain View, CA 94043; tel.: 408 838 9186), the principal business of which is to develop medical equipment for digital surgery; and, since 2014, the scientific advisory board of Verily Life Sciences (located at 269 East Grand Avenue, San Francisco, CA 94080; tel.: 650 253 0000), the principal business of which is the promotion of using technology to better understand health.

Name, Citizenship and Business Address (If Applicable)	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years

Professional Background.    Dr. Azar began his career at the American University of Beirut Medical Center in Lebanon and completed his fellowship and residency training at the Massachusetts Eye and Ear Infirmary at Harvard Medical School. His research on matrix metalloproteinases in corneal wound healing and angiogenesis has been funded by the U.S. National Institutes of Health since 1993. Dr. Azar practiced at the Wilmer Eye Institute at the Johns Hopkins Hospital School of Medicine, then returned to the Massachusetts Eye and Ear Infirmary as director of cornea and external disease. He became professor of ophthalmology with tenure at Harvard Medical School in 2003. Dr. Azar holds the degree of Executive Master of Business Administration from the University of Chicago Booth School of Business.

Ton Buechner, Dutch	Function at Parent. Ton Buechner has been a member of the Board of Directors since February 23, 2016. He qualifies as an independent Non-Executive Director and is a member of the Risk Committee.

Other Activities.    From 2012 to 2017, Mr. Buechner served as chairman and CEO of the executive board of Dutch multinational AkzoNobel (located at Velperweg 76, 6824 BM Arnhem, the Netherlands; tel.: +31 26 366 4433), the principal business of which is the development of paints, performance coatings and special chemicals. Prior to joining AkzoNobel, he spent almost two decades at the Sulzer Corporation in Switzerland, where he was appointed divisional president in 2001 and served as president and CEO from 2007 to 2011. Mr. Buechner's early career was spent in the oil and gas construction industry and included roles at Allseas Engineering in the Netherlands and at Aker Kvaerner in Singapore. Since 2014, he has been a member of the supervisory board of Voith GmbH (located at St. Pöltener Straße 43, 89522 Heidenheim, Germany; tel.: +49 73 2137 2219), the principal business of which is mechanical engineering.

Professional Background.    Mr. Buechner is an engineer by training. In 1988, he received his master's degree in civil engineering from Delft University of Technology in the Netherlands, specializing in offshore construction technology and coastal engineering. Mr. Buechner holds the degree of Master of Business Administration from the International Institute for Management Development in Lausanne, Switzerland.

Srikant Datar, American

Function at Parent.    Srikant Datar, Ph.D., has been a member of the Board of Directors since 2003 and qualifies as an independent Non-Executive Director. He is Chairman of the Risk Committee, as well as a member of the Audit and Compliance Committee and the Compensation Committee. The Board of Directors has appointed him as Audit Committee Financial Expert.

Name, Citizenship and Business Address (If Applicable)	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years

Other Activities.    Since 1996, Mr. Datar has been the Arthur Lowes Dickinson professor of business administration at Harvard Business School (located at Dillon House, Soldiers Field, Boston, MA 02163; tel.: 617 495 6128), where he has also served since 2015 as faculty chair of the Harvard Innovation Lab and, since 2016, as senior associate dean for university affairs. He is a member of the following boards of directors: since 2006, ICF International Inc. (9300 Lee Hwy, Fairfax, VA 22031; tel.: 703 934 3000), the principal business of which is global consulting in technology services; since 2009, Stryker Corp. (located at 2825 Airview Blvd, Portage, MI 49002; tel.: 269 385 2600), the principal purpose of which is to supply medical equipment; and, since 2013, T-Mobile U.S. (located at 1 Park Avenue, 14th Floor, New York, NY 10016; tel.: 212 358 3210), the principal business of which is to operate U.S.-based wireless networks.

Professional Background.    In 1973, Mr. Datar graduated with distinction in mathematics and economics from the University of Bombay in India. He is a chartered accountant, and he holds two master's degrees and a doctorate from Stanford University. Dr. Datar has worked as an accountant and planner in industry, and also as a professor at Carnegie Mellon University, Stanford University and Harvard University. His research interests are in the areas of cost management, measurement of productivity, new product development, innovation, time-based competition, incentives and performance evaluation. Dr. Datar has also advised and worked with numerous companies in research, development and training.

Elizabeth (Liz) Doherty, British

Function at Parent.    Elizabeth (Liz) Doherty has been a member of the Board of Directors since February 23, 2016. She qualifies as an independent Non-Executive Director and is the Chairman of the Audit and Compliance Committee and a member of the Risk Committee. The Board of Directors has appointed her as Audit Committee Financial Expert.

Name, Citizenship and Business Address (If Applicable)	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years

Other Activities.    Since 2013, Ms. Doherty has served as a non-executive director and chairman of the audit committee of Dunelm Group PLC (located at Watermead Business Park, Syston, Leicestershire LE7, United Kingdom 1AD; tel.: +44 345 165 6565), the principal business of which is to sell home furnishings; and, since 2015, as a member of the supervisory board and audit committee of Corbion NV (located at Piet Heinkade 127, 1019 GM Amsterdam, the Netherlands; tel.: +31 20 590 6911), the principal business of which is the production of food ingredients and bio-based chemicals. Since 2007, she has been a fellow of the Chartered Institute of Management Accountants (located at The Helicon, 1 South Pl, London EC2M 2RB, United Kingdom; tel.: +44 20 8849 2251), the principal purpose of which is to support management accountants. She has served since 2015 as a non-executive board member of the United Kingdom Ministry of Justice (located at 102 Petty France, London SW1, United Kingdom; tel.: +44 300 123 1142) and, since 2016, as a non-executive board member of Her Majesty's Courts and Tribunals Service in the United Kingdom (located at 102 Petty France, London SW1, United Kingdom; tel.: +44 300 123 1142).

Professional Background.    Ms. Doherty received her bachelor's degree in liberal studies in science (physics) from the University of Manchester in the United Kingdom. She began her career as an auditor and has held senior finance and accounting roles at Unilever PLC and Tesco PLC. Additionally, she was chief financial officer of both Brambles Ltd. and, from 2010 to 2013, Reckitt Benckiser Group PLC (located at Turner House, 103-105 Bath Road. Slough, SL1 3UH, United Kingdom; tel.: +44 17 5321 7800), the principal business of which is produce health, hygiene and home products. Since 2013, she served as a director at both Delhaize Group (located at Provincialeweg 11, 1506 MA Zaandam, the Netherlands; tel.: +31 88 659 9111), the principal business of which is the sale of food and the operation of supermarkets, and Nokia Corp. (located at Karaportti 3, 02610 Espoo, Finland; tel.: +358 71 400 4000), the principal business of which is the operation of communications, information technology and consumer electronics. She also served as a non-executive director at SABMiller PLC in the United Kingdom.

Ann Fudge, American

Function at Parent.    Ann Fudge has been a member of the Board of Directors since 2008. She qualifies as an independent Non-Executive Director and is a member of the Risk Committee, the Compensation Committee and the Governance, Nomination and Corporate Responsibilities Committee.

Name, Citizenship and Business Address (If Applicable)	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years

Other Activities.    Since 2009, Ms. Fudge has been vice chairman and senior independent director of Unilever NV (located at Weena 455, PO Box 760, Rotterdam, 3000 DK, the Netherlands; tel.: +31 10 217 4000), the principal business of which is the production of food, beverages, cleaning agents and personal care products in London, United Kingdom and Rotterdam, Netherlands. She has also served, since 2007, as chair of the United States Program Advisory Panel of the Bill & Melinda Gates Foundation (located at 500 Fifth Avenue North, Seattle, WA 98109; tel.: 206 709 3100), the principal purpose is to address issues in healthcare, poverty, education and access to information technology; since 2016, as a director of Northrop Grumman Corporation (located at 2980 Fairview Park Drive, Falls Church, VA 22042; tel.: 703 280 2900), the principal business of which is the manufacture of supplies for American aerospace and defense technology; and, since 2015, as a trustee of Boston-based WGBH public media (located at One Guest Street, Boston, MA 02135; tel.: 617 300 2000), the principal purpose of which is to run public radio and television station based in Boston, Massachusetts.

Professional Background.    Ms. Fudge received her bachelor's degree from Simmons College and holds the degree of Master of Business Administration from Harvard Business School. She is former chairman and CEO of Young & Rubicam Brands, New York. Before that, she served as president of the Beverages, Desserts and Post Division of Kraft Foods Inc.

Frans van Houten, Dutch	Function at Parent. Frans van Houten has been a member of the Board of Directors since February 28, 2017. He qualifies as an independent Non-Executive Director.

Other Activities.    Since 2011, Mr. van Houten has been CEO and chairman of the executive committee and the board of management of Royal Philips (located at Amstelplein 2, 1096 BC Amsterdam, the Netherlands; tel.: +31 20 59 77777), the principal business purpose of which is production of technology at the intersection of electronics, healthcare and lighting. In May 2016, he also became vice chairman and a member of the supervisory board of Philips Lighting (located at Mathildelaan 1, Eindhoven, 5611 BD, the Netherlands; tel.: + 31 40 279 1111), the principal business of which is the production of lighting products.

Professional Background.    Mr. van Houten holds a master's degree in economics and business management from Erasmus University in Rotterdam, the Netherlands. He joined Philips in 1986 and has held multiple global senior leadership positions, including co-CEO of the Consumer Electronics Division. From 2004 to 2009, he was CEO of NXP Semiconductors. He also ran his own consultancy and was senior advisor to the board of the Dutch financial services business ING Group during the separation phase of its banking and insurance operations.

Name, Citizenship and Business Address (If Applicable)	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Andreas von Planta, Swiss

Function at Parent.    Andreas von Planta, Ph.D., has been a member of the Board of Directors since 2006. He qualifies as an independent Non-Executive Director and is Chairman of the Governance, Nomination and Corporate Responsibilities Committee. He is also a member of the Risk Committee and the Audit and Compliance Committee.

Other Activities.    Since 2014, Mr. von Planta has been a board member of Helvetia Holding AG (located at Dufourstrasse 40, St. Gallen, 9001, Switzerland; tel.: +41 58 280 5000), the principal business of which is to provide insurance and reinsurance products through its subsidiaries. He also serves on the boards of various Swiss subsidiaries of foreign companies and other non-listed Swiss companies, including: since 2011, Burberry (Suisse) SA (located at Rue Céard 8, 1204 Geneva, Switzerland; tel.: +41 22 311 34 25), the principal business of which is the trade of fashion products, clothing articles and shoes; since 1996, Lenz & Staehelin AG (located at Route de Chêne 30 CH-1211 Geneva, Switzerland; tel.: +41 58 450 70 00), the principal business of which is the practice of law; since 1997, A.P. Moller Finance SA (located at c/o KPMG SA, rue de Lyon 111, 1203 Geneva, Switzerland; tel.: +41 227041515), the principal business of which is the holding and investment of securities; since 2011, HSBC Private Bank (Suisse) SA (located at Quai du Général Guisan 2, PO Box 3580, Geneva, 1211, Switzerland; tel.: + 41 58 705 55 55), the principal business of which is private banking in Switzerland; since 2002, Socotab Frana SA (located at Rue de Lausanne 82 Geneva, 1202, Switzerland; tel.: +41 22 908 35 00), the principal business of which is trading in tobacco products; and, since 2007, Raymond Weil SA (located at Avenue Eugène-Lance 36-38 Geneva 26 P.O. Box 1569 Geneva, 1211, Switzerland; tel.: +41 22 884 00 55), the principal business of which is watchmaking. Additionally, he has served since 2009 as chairman of the regulatory board of the SIX Swiss Exchange AG (located at Pfingstweidstrasse 110 8005 Zurich, Switzerland; tel.: +41 58 399 5454), the principal business of which is the operation of the Swiss stock exchange.

Professional Background.    Mr. von Planta holds a doctorate in law from the University of Basel in Switzerland, and the degree of Master of Laws from Columbia Law School. He passed his bar examinations in Basel in 1982. Since 1983, he has lived in Geneva and worked for the law firm Lenz & Staehelin, where he became a partner in 1988. His areas of specialization include corporate law, corporate governance, corporate finance, company reorganizations and mergers and acquisitions.

Name, Citizenship and Business Address (If Applicable)	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Charles L. Sawyers, American	Function at Parent. Charles L. Sawyers, M.D., has been a member of the Board of Directors since 2013. He qualifies as an independent Non-Executive Director and is a member of the Research & Development Committee and the Governance, Nomination and Corporate Responsibilities Committee.

Other Activities. Dr. Sawyers has been, since 2006, chair of the Human Oncology and Pathogenesis Program at Memorial Sloan Kettering Cancer Center (located at 1275 York Ave., New York, NY 10065; tel.: 800 525 2225), a cancer treatment and research institution; since 2011, professor of medicine and of cell and developmental biology at the Weill Cornell Graduate School of Medical Sciences (located at 1300 York Ave., New York, NY 10065; tel.: 212 746 5454); and, since 2008, an investigator at the Howard Hughes Medical Institute (located at 1230 York Ave., New York, NY 10065; tel.: 212 327 7925), the purpose for which is biological and medical research. From 2012 to 2017, he was a member of United States President Barack Obama's National Cancer Advisory Board (located at 9609 Medical Center Drive, 7th Floor, Room 7W-412, MSC 9750, Bethesda, MD 20892; tel.: 420 276 6340), an advisory panel to the U.S. President; and was president in 2012 of the American Association for Cancer Research (located at 615 Chestnut St., Philadelphia, PA 19106; tel.: 215 440 9300), a professional association focusing on cancer research. He is also a former president of the American Society for Clinical Investigation. He has been a member, since 2010, of the U.S. National Academy of Sciences (located at 2101 Constitution Ave. NW, Washington, DC 20418; tel.: 202 334 2000), the principal purpose of which is supporting researchers in the sciences, engineering and medicine; and, since 2009, of the scientific advisory board of Agios Pharmaceuticals Inc. in the United States (located at 88 Sidney St., Cambridge, MA 02139; tel.: 617 649 8600), the principal business of which is development of anti-cancer therapeutics. He is also a member of the Institute of Medicine.

Professional Background. Dr. Sawyers received the degree of Doctor of Medicine from the Johns Hopkins University School of Medicine, and worked at the Jonsson Comprehensive Cancer Center at the University of California, Los Angeles, for nearly eighteen years before joining Memorial Sloan Kettering in 2006. An internationally acclaimed cancer researcher, he co-developed the Novartis cancer drug Gleevec/Glivec and has received numerous honors and awards, including the Lasker-DeBakey Clinical Medical Research Award in 2009.
William T. Winters, British, American	Function at Parent. William T. Winters has been a member of the Board of Directors since 2013. He qualifies as an independent Non-Executive Director and is a member of the Compensation Committee.

Name, Citizenship and Business Address (If Applicable)	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Other Activities. Since 2015, Mr. Winters has been CEO and a board member of Standard Chartered (located 1 Basinghall Ave., London EC2V 5DD, United Kingdom; tel.: +44 20 7885 8888), the principal business of which is banking and financial services. Since 2013, he has served on the board of Colgate University (13 Oak Dr., Hamilton, NY 13346; tel.: 315 228 1000). He also serves on the boards of the International Rescue Committee, the Young Vic theater and the Print Room theater.

Professional Background. Mr. Winters received his bachelor's degree from Colgate University and the degree of Master of Business Administration from the Wharton School of the University of Pennsylvania. He previously ran Renshaw Bay, an alternative asset management firm, and was co-CEO of JPMorgan's investment bank from 2003 to 2010. He joined JPMorgan in 1983 and has held management roles across several market areas and in corporate finance. Additionally, he was a commissioner on the United Kingdom Independent Commission on Banking in 2010 and 2011, and he was appointed a Commander of the Order of the British Empire in 2013.
Vasant Narasimhan, M.D., American
Function at Parent. Vasant (Vas) Narasimhan, M.D. has been Chief Executive Officer (CEO) since February 1, 2018. Mr. Narasimhan previously held the position of Global Head of Drug Development and Chief Medical Officer for Parent. In 2017, he became a member of the Board of Trustees of the Novartis Foundation. Dr. Narasimhan joined Parent in 2005 and has held numerous leadership positions in development and commercial functions. From 2014 to 2016, he was Global Head of Development for Novartis Pharmaceuticals, overseeing the entire general medicines pipeline. He previously served as Global Head of the Sandoz Biopharmaceuticals and Oncology Injectables business unit in 2014, overseeing the division's biosimilars pipeline, and as Global Head of Development for Novartis Vaccines from 2012 to 2014. Dr. Narasimhan has also held commercial and strategic roles at Parent, including North America Region Head for Novartis Vaccines, and United States Country President for Novartis Vaccines and Diagnostics.

Professional Background. Dr. Narasimhan received his medical degree from Harvard Medical School and obtained a master's degree in public policy from Harvard's John F. Kennedy School of Government. He received his bachelor's degree in biological sciences from the University of Chicago. During and after his medical studies, he worked extensively on a range of health issues in developing countries. He is an elected member of the U.S. National Academy of Medicine. Before joining Parent, he worked at McKinsey & Company.

Name, Citizenship and Business Address (If Applicable)	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Steven Baert, Belgian	Function at Parent. Steven Baert has been Head of Human Resources (CHRO) since 2014 and is a member of the Executive Committee. Mr. Baert joined Parent in 2006 as Head of Human Resources Global Functions in Switzerland. He has held several other senior HR roles at Parent, including Head of Human Resources for Emerging Growth Markets and, from 2012 to 2014, Global Head, Human Resources, Oncology. Mr. Baert also served as Head of Human Resources, United States and Canada, for Novartis Pharmaceuticals Corporation. Mr. Baert represents Parent on the board of the GSK Consumer Healthcare joint venture.

Professional Background. Mr. Baert holds the degree of Master of Business Administration from the Vlerick Business School in Belgium and the degree of Master of Laws from the Katholieke Universiteit Leuven, also in Belgium. Additionally, he holds the degree of Bachelor of Laws from the Katholieke Universiteit Brussels. Prior to joining Parent, he held HR positions at Bristol-Myers Squibb Co. and Unilever.
F. Michael (Mike) Ball, American	Function at Parent. F. Michael (Mike) Ball was appointed CEO of Alcon on February 1, 2016, and is a member of the Executive Committee.

Professional Background. Mr. Ball holds the degrees of Bachelor of Science and Master of Business Administration from Queen's University in Canada. From 2011 to 2015, Mr. Ball served as CEO of Hospira (located at 275 North Field Drive, Lake Forest, IL 60045; tel.: 224 212 2000), the principal business of which is the development and production of pharmaceutical products and medical devices. Prior to Hospira, Mr. Ball held a number of senior leadership positions at Allergan, beginning in 1995. He served as Allergan's president from 2006 to 2011 after having led the strategy and execution of global commercial activities for a wide range of businesses, including eye-care pharmaceuticals, over-the-counter products and surgical devices. Before joining Allergan, Mr. Ball held roles of increasing responsibility in marketing and sales at Syntex Corporation and Eli Lilly. He began his career in the healthcare industry in 1981.
Elizabeth (Liz) Barrett, American	Function at Parent. Ms. Barrett has been CEO of Novartis Oncology since February 1, 2018. She is a member of the Executive Committee of Parent.

Name, Citizenship and Business Address (If Applicable)	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Professional Background. Ms. Barrett holds a Bachelor of Science from the University of Louisiana and a Master of Business Administration from Saint Joseph's University. Ms. Barrett previously served as global president of oncology at Pfizer Inc. Since joining Pfizer in 2009, she has held other leadership positions, including president of Global Innovative Pharma for Europe, president of the specialty care business unit for North America, and president of United States oncology. Prior to Pfizer, she was vice president and general manager of the oncology business unit at Cephalon Inc. from 2006 to 2009, and before that, she worked at Johnson & Johnson. She started her career at Kraft Foods Group Inc. in 1984.
Bertrand Bodson, Belgian	Function at Parent. Bertrand Bodson has been Chief Digital Officer of Novartis since January 1, 2018. He is a member of the Executive Committee.

Professional Background. From 2013 to 2017, Mr. Bodson served as chief digital and marketing officer of Sainsbury's Argos, where he led Argos' successful transformation from a traditional catalogue business to the third-largest online retailer in the United Kingdom. Prior to that, he was executive vice president of the global digital business at EMI Music from 2010 to 2013. He co-founded Bragster.com, a social networking and content sharing website, and has also held senior roles at Amazon. Mr. Bodson earned a Master of Business Administration from Harvard Business School in the United States, where he was a Baker Scholar, and a master's degree in commercial engineering from the Solvay Business School (Belgium)/McGill University (Canada). He is a member of the board of directors of Electrocomponents PLC.
James (Jay) Bradner, American
Function at Parent. James (Jay) Bradner, M.D., joined Parent on January 1, 2016, and became President of the Novartis Institutes for BioMedical Research (NIBR) on March 1, 2016. He is a member of the Executive Committee.

Name, Citizenship and Business Address (If Applicable)	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Professional Background. Dr. Bradner is a graduate of Harvard University and the University of Chicago Medical School. He completed his residency in medicine at Brigham and Women's Hospital and his fellowship in medical oncology and hematology at the Dana-Farber Cancer Institute. He has been honored with many awards and was elected to the American Society for Clinical Investigation in 2011 and the Alpha Omega Alpha Honor Medical Society in 2013. Prior to joining Parent, from 2008 to 2017, Dr. Bradner was on the faculty of Harvard Medical School (A-111, 25 Shattuck Street, Boston, MA 02115; tel.: 617 432 1000) in the Department of Medical Oncology at the Dana-Farber Cancer Institute. Since 2004, he has been an associate director of the Center for the Science of Therapeutics at the Broad Institute of MIT and Harvard (415 Main St., Cambridge, MA 02142; tel.: 617 714 7000), a center for the development of new medicines. Dr. Bradner is a co-founder of five biotechnology companies and has co-authored more than 150 scientific publications and 30 United States patent applications.
Felix R. Ehrat, Swiss	Function at Parent. Felix R. Ehrat, Ph.D., has been Group General Counsel since 2011 and is a member of the Executive Committee.

Professional Background. Mr. Ehrat received the degree of Master of Laws from McGeorge School of Law in 1986. Mr. Ehrat is a leading practitioner of corporate, banking and mergers and acquisitions law, as well as an expert in corporate governance and arbitration. He started his career as an associate at Bär & Karrer Ltd. in Zurich in 1987, became partner in 1992, and advanced to the positions of senior partner (from 2003 to 2011) and executive chairman of the board (from 2007 to 2011). Since 2011, Mr. Ehrat has been chairman of Globalance Bank AG (located at Gartenstrasse 16, 8002 Zurich, Switzerland; tel.: +41 44 215 55 00), the principal business of which is the provision of banking services, and, since 2013, a board member of Geberit AG (located at Schachenstrasse 77, 8645 Rapperswil-Jona, Switzerland; tel.: +41 55 221 63 56), the principal business of which is the development and production of sanitary products and systems. He is also a board member of Avenir Suisse, a think tank for economic and social issues. He previously served as chairman and board member of several listed and non-listed companies. Mr. Ehrat was admitted to the Zurich bar in 1985 and received his doctorate in law from the University of Zurich in Switzerland in 1990. Some of his past memberships include the International Bar Association, where he was co-chair of the Corporate and M&A Law Committee from 2007 to 2008, and the Association Internationale des Jeunes Avocats, where he was president from 1998 to 1999.
Richard Francis, British	Function at Parent. Richard Francis has been CEO of Sandoz since 2014 and is a member of the Executive Committee.

Name, Citizenship and Business Address (If Applicable)	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Professional Background. Mr. Francis received the degree of Bachelor of Arts in economics from Manchester Metropolitan University in the United Kingdom. Mr. Francis joined Parent from Biogen Idec (225 Binney Street, Cambridge, MA 02142; tel.: 781 464 2000), the principal business of which is the development and delivery of therapies for diseases, where he held global and country leadership positions during his thirteen-year career with the company. Most recently, he was senior vice president of the company's United States commercial organization from 2011 to 2014. From 1998 to 2001, he was at Sanofi in the United Kingdom and held various marketing roles across the company's urology, analgesics and cardiovascular products. He also held sales and marketing positions at Lorex Synthélabo and Wyeth.
Paul Hudson, British	Function at Parent. Paul Hudson has been CEO of Novartis Pharmaceuticals since 2016 and is a member of the Executive Committee.

Professional Background. Mr. Hudson holds a degree in economics from Manchester Metropolitan University in the United Kingdom and a diploma in marketing from the Chartered Institute of Marketing, also in the United Kingdom. Mr. Hudson joined Parent from AstraZeneca, the principal business of which is the development and sales of pharmaceutical products, where he served from 2013 to 2016 as president of AstraZeneca United States and executive vice president of AstraZeneca North America (both located at 1800 Concord Pike, Wilmington, DE 19803; tel.: 800 456 3669). From 2011 to 2013, he served as representative director and president of AstraZeneca K.K. (located at 3 Ofukacho, Kita, Osaka Prefecture, Japan 530-0011; tel.: +81 6 4802 3600), the Japanese subsidiary of AstraZeneca. He also served as president of AstraZeneca's business in Spain and as vice president and primary care director, United Kingdom. Before AstraZeneca, Mr. Hudson held roles of increasing responsibility at Schering-Plough, including leading biologics global marketing. He began his career in sales and marketing roles at GlaxoSmithKline UK and Sanofi-Synthélabo UK.
Harry Kirsch, German
Function at Parent. Harry Kirsch has been Chief Financial Officer (CFO) since 2013 and is a member of the Executive Committee. Mr. Kirsch joined Parent in 2003 and, prior to his current position, served as CFO of the Pharmaceuticals Division. At Parent, he also served as CFO of Pharma Europe and as Head of Business Planning & Analysis and Financial Operations for the Pharmaceuticals Division. Mr. Kirsch represents Parent on the board of the GSK Consumer Healthcare joint venture.

Name, Citizenship and Business Address (If Applicable)	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Professional Background. Mr. Kirsch holds a degree in industrial engineering and economics from the University of Karlsruhe in Germany. He joined Parent from Procter & Gamble (P&G) in the United States, where he was CFO of P&G's global pharmaceutical business. Prior to that, he held finance positions in various categories of P&G's consumer goods business, technical operations and Global Business Services organization.
Shannon Thyme Klinger, American
Function at Parent. Shannon Thyme Klinger was appointed Chief Ethics, Risk and Compliance Officer for Novartis on April 1, 2018. She is a member of the Executive Committee. Ms. Klinger most recently served as Chief Ethics and Compliance Officer and Head of Litigation for Novartis. She joined Parent in 2011 as General Counsel, North America, for Sandoz in the United States and later became the Global Head of Legal and General Counsel for Sandoz International GmbH.

Professional Background. Prior to Parent, Ms. Klinger worked in the U.S. as a partner at Mayer Brown LLP from 2010 to 2011, senior vice president and general counsel for Solvay Pharmaceuticals Inc. from 2008 to 2010, and vice president of marketing compliance and associate counsel for Barr Laboratories/Duramed Pharmaceuticals from 2005 to 2007. Before that, she was a partner at Alston & Bird LLP in the U.S., where she focused on False Claims Act litigation and antitrust, pharmaceutical legal and regulatory matters. Ms. Klinger holds a juris doctor with honors from the University of North Carolina at Chapel Hill and a bachelor's degree in psychology from the University of Notre Dame (both in the U.S.). She is a member of the board of directors of the SIX Group.
Steffen Lang, Ph.D., German
Function at Parent. Steffen Lang, Ph.D., has been Global Head of Novartis Technical Operations since April 1, 2017. He is a member of the Executive Committee. Prior to his current appointment, Mr. Lang served for two years as Global Head of Biologics Technical Development and Manufacturing within Novartis Technical Operations. Prior to that, Mr. Lang served for six years as Global Head Technical Research & Development. Mr. Lang joined Parent in 1994 as Head of Laboratory in Research, and over the years has held positions of increasing responsibility within the Pharmaceuticals Development.

Professional Background. Mr. Lang holds a doctorate in pharmaceutical technology from the Swiss Federal Institute of Technology (ETH Zurich) in Switzerland, and a master's degree in pharmaceutical sciences from the University of Heidelberg in Germany.

        2.    Directors and Executive Officers of Purchaser.    The following table sets forth the name, present principal occupation or employment and past material occupations, positions, offices or employment for at least the past five years for each director, and the name, citizenship, business address, business phone number, present principal occupation or employment and material occupations, positions, offices or employment for at least the past five years for each executive officer, of Purchaser. The current business address of each person identified below is CH-4002 Basel, Switzerland, and the current business phone number of each such person is +41 61 324 1111.

Name, Citizenship and Business Address (If Applicable)	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Craig Osten, American	Function at Purchaser. Craig Osten is currently a member of the board of directors of Purchaser, a position to which Mr. Osten was elected on April 5, 2018. Additionally, Mr. Osten is the President and Treasurer of Purchaser, a position to which Mr. Osten was appointed on April 6, 2018. Mr. Osten joined Parent in September of 2001 and is currently the Vice President and Treasurer for the United States, a position he has held since May 2015. In this role, he works to provide funding for the working capital needs of the operations within the United States while also supporting the overall liquidity needs of the Novartis Group. In addition, Mr. Osten is responsible for managing the U.S. Pension and 401(k) plans. Prior to his current role, Mr. Osten was Vice President of Business Planning and Analysis for General Medicines (from January 2010 to May 2013) and Chief Financial Officer of Vaccines (from May 2013 to May 2015).

Professional Background. Mr. Osten has almost 30 years of experience in finance and has held multiple roles across several organizations. He has a Bachelor of Arts in Political Science from Dickinson College and a Masters of Business Administration from Columbia University.
Lisa Deschamps, American
Function at Purchaser. Lisa Deschamps is currently a member of the board of directors of Purchaser, a position to which Ms. Deschamps was elected on April 5, 2018. In addition, Ms. Deschamps has served as World Wide Head of Neuroscience at Parent since early 2017. Currently Ms. Deschamps is responsible for driving strategic planning, commercialization and business development of the extensive Neuroscience portfolio worldwide. Ms. Deschamps joined Sandoz, a predecessor company of Parent, in 1995 and moved into management and leadership roles of increasing responsibility. In 2013 Ms. Deschamps became Vice President and Head of the U.S. Respiratory Franchise, later moving to become Vice President and Head of the Neuroscience Business Unit in 2016 before assuming her current role.

Professional Background. Ms. Deschamps received a bachelor's business administration degree in marketing from IONA College, Hagan School of Business, and a master's in General Management from New York University, Stern School of Business.

Name, Citizenship and Business Address (If Applicable)	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Barry Rosenfeld, American	Function at Purchaser. Barry Rosenfeld is currently the Secretary of Purchaser, a position to which Mr. Rosenfeld was appointed on April 6, 2018. In addition, Mr. Rosenfeld has served as Vice President, General Counsel and Secretary of Novartis Finance Corporation, a Parent U.S. holding company, since 2014, and before that served as Vice President, Associate General Counsel and Secretary of Novartis Corporation, also a Parent U.S. holding company, from 2012. Mr. Rosenfeld has worked for Novartis Group companies in the United States and Switzerland since 1995, and provides legal counsel in a wide variety of fields.

Professional Background. Prior to his experience with Parent, Mr. Rosenfeld worked for Kaye Scholer for nine years as a litigation associate at its office in New York. Mr. Rosenfeld is a 1986 graduate of New York University School of Law and graduated from the University of Michigan in 1983.
Lila Freeman, American
Function at Purchaser. Lila Freeman is currently the Assistant Secretary of Purchaser, a position to which Ms. Freeman was appointed on April 6, 2018. In addition, Ms. Freeman has been a Senior Paralegal with Novartis Finance Corporation, a Parent U.S. holding company, since 2013. Ms. Freeman provides legal assistance in a variety of fields, specializing in corporate law.

Professional Background. Prior to her experience with Parent, Lila worked for Honeywell International Inc. for seven years as their Senior Corporate Paralegal in its Office of the Corporate Secretary located in New Jersey. Lila also held a Senior Corporate Paralegal position with K&L Gates in its New York office for three years. Ms. Freeman is a graduate of Seton Hall University and a Master's Degree candidate with George Washington University-College of Professional Studies.

        The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of AveXis or his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary, at one of the addresses set forth below.

The Depositary for the Offer is:

If delivering by hand, express mail, courier or other expedited service:	If delivering by mail:
American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219	American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219

        Questions and requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal, (including IRS Form W-9) and the Notice of Guaranteed Delivery and the IRS Form W-9 may be directed to the Information Agent at the location and telephone numbers set forth below. Stockholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

The Information Agent for the Offer is:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor
New York, New York 10022

Stockholders may call toll-free:
(888) 750-5834

Banks and Brokers may call collect:
(212) 750-5833

QuickLinks

  Exhibit (a)(1)(A)
IMPORTANT
TABLE OF CONTENTS
SUMMARY TERM SHEET
INTRODUCTION
THE OFFER
THE MERGER AGREEMENT
OTHER AGREEMENTS
SCHEDULE I—DIRECTORS AND EXECUTIVE OFFICERS OF PARENT AND PURCHASER